CONTRACT NUMBER: MSV-ATC-01

AMENDMENT 3

AMENDED AND RESTATED CONTRACT

Between

Mobile Satellite Ventures LP

and

Boeing Satellite Systems, Inc.

for the

MSV L-Band Space-Based Network

(Original Contract dated 9 January 2006)

The attached Contract Amendment and the information contained therein are confidential and proprietary to MSV LP and Boeing Satellite Systems, Inc. and shall not be published or disclosed to any third party except as permitted by the Terms and Conditions of this Contract and except that MSV LP may disclose to MSV Canada.

PREAMBLE

THIS AMENDED AND RESTATED CONTRACT AMENDMENT 3 by and between Mobile Satellite Ventures LP, a limited partnership organized and existing under the laws of Delaware ("MSV" or “Customer”), and Boeing Satellite Systems, Inc., a corporation incorporated under the laws of Delaware (“Contractor”) (hereinafter referred to individually as “Party” and collectively as the “Parties”) is made effective this 1st day of August 2008.

RECITALS

WHEREAS, the Parties have heretofore entered the Contract for provision of three Satellite Based Networks (SBN); and,

WHEREAS, the Parties acknowledge that the full legal name for the contracting entity for Customer is Mobile Satellite Ventures LP, and that it executes documents and contracts by its General Partner, Mobile Satellite Ventures GP Inc.; and,

WHEREAS, the Parties entered into Amendment No. 1 to the Contract dated March 9, 2006; and,

WHEREAS, MSV, by its letter MSV-ATC-01-002 dated April 07, 2006, exercised its option pursuant to Article 2.2.10 to advance the program by three (3) months; and,

WHEREAS, at MSV’s request, Contractor, by letter[***REDACTED***], agreed to hold the termination liability amount for the MSV-SA SBN constant at [***REDACTED***] through [***REDACTED***]; and,

WHEREAS, the Parties entered into Amendment No. 2 to the Contract dated September 11, 2006, to administratively incorporate these changes into the Contract; and,

WHEREAS, the Parties have agreed to make certain additional administrative changes as set forth in this Amendment No. 3 to modify certain terms and conditions; and,

WHEREAS, the Parties have agreed to make certain additional changes to the Contract Exhibits as appended to this Amendment No. 3,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

1)	Revise the following Contract Articles:
a.	Revise Article 2.1.1.
b.	Revise Article 2.1.2.
c.	Revise Article 2.1.4.
d.	Revise Article 2.1.6.
e.	Revise Article 2.1.8.

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f.	Revise Table 3-1.
g.	Revise Article 4 Price Table..
h.	Revise Article 4.1.1.
i.	Revise Article 5.1.
j.	Revise Article 5.7.
k.	Revise Article 5.8.
l.	Revise Article 5.9.
m.	Revise Article 12.1.5.
n.	Revise Article 17.1.
o.	Revise Article 18.5.
p.	Revise Article 22.1.1.

2)	Replace in its entirety, Exhibit B “Technical Requirements for MSV L-Band Space Based Network Revision No.1 dated July 21, 2006” with Revision No. 2 of this Exhibit dated August 1, 2008.
3)	Replace in its entirety, Exhibit D “Satellite Program Test Plan” with Revision No.1 of this Exhibit dated August 1, 2008.
4)	Replace in its entirety, Exhibit F “Satellite Product Assurance Plan” with Revision No.1 of this Exhibit dated August 1, 2008.
5)	Replace in its entirety, Exhibit H “Dynamic Satellite Simulator Specification” with Revision No.2 of this Exhibit dated 14 July 2008.
6)	The fully revised Exhibits B, D, F, and H have been marked “[***REDACTED***]” and “August 1, 2008” in the upper right hand corner.
7)	The conformed pages of the Contract Articles and the fully revised Exhibits B, D, F, and H are attached hereto and incorporated herein.
8)	Other than as expressly set forth above, there is no modification to the Contract and all of the terms and conditions thereof remain in full force and effect.
9)	The aforementioned contract exhibits incorporate changes from the following Contract Change Notices (CCNs): 1-11, 13-24, 26-29, 32-33.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Contract No. [***REDACTED***] by their duly authorized representatives as of the date set forth in the Preamble.

BOEING SATELLITE SYSTEMS, INC.		MOBILE SATELLITE VENTURES LP
by its General Partner Mobile Satellite
Ventures GP Inc.

By:		By:
Name:	Patrice Gray Mitchell	Name:	Alexander H. Good
Title:	Sr. Contracts Manager	Title:	Vice Chairman and CEO

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PREAMBLE

THIS CONTRACT, made as of the 9th day of January, 2006, by and between MSV LP, a limited partnership organized and existing under the laws of Delaware ("MSV" or “Customer”), and Boeing Satellite Systems, Inc., a corporation incorporated under the laws of Delaware (“Contractor”) (hereinafter referred to individually as “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, MSV has been licensed by the U.S. Federal Communications Commission (“FCC”) to construct, launch and operate communications systems consisting of two geostationary satellites in the L-Band, terrestrial and space-based communications networks and user terminals to provide advanced communications services across the United States, Central America and portions of South America (the “U.S. and South American Mobile Satellite Services”),

WHEREAS, MSV’s joint venture partner Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”) has been licensed by Industry Canada to construct, launch and operate communications systems consisting of one geostationary satellite in the L-Band, terrestrial and space-based communications networks and user terminals to provide advanced communications services across Canada (the “Canadian Mobile Satellite Services”) which for the purposes of this joint procurement, and together with the U.S. and South American Mobile Satellite Services, shall constitute the “Mobile Satellite Services”,

WHEREAS, the FCC and Industry Canada licenses are subject to FCC and Industry Canada milestones relating to construction, launch and operational date of the MSV Mobile Satellite Services Hybrid Network,

WHEREAS, MSV desires to procure two (2) Space-Based Networks as set out in the first recital and a third as set out in the second recital for the benefit of MSV Canada to be accepted post-Launch, Launch Support Services, Mission Operations Support Services, risk management insurance procurement support, Training services and other items and Services to the extent and subject to the terms and conditions set forth herein,

WHEREAS, Contractor is willing to furnish the Space-Based Networks, Launch Support Services, Mission Operations Support Services, risk management insurance procurement support, Training services and other items and Services to the extent of and subject to the terms and conditions set forth herein, in consideration of the price and other valid consideration,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the following meanings:

1.1 “Acceptance” shall be as provided in Article 10.

1.2 “Affiliate” means, with respect to an entity, any other entity Controlling or Controlled by or under common Control with such entity.

1.3 “Article” means any article or numbered paragraph thereof in the Contract terms and conditions.

1.4 “Ancillary Terrestrial Component” or “ATC” means any component of the Ancillary Terrestrial Network.

1.5 “Ancillary Terrestrial Network” or “ATN” means the portion of the Hybrid Network comprised of the L-band terrestrial network further described in Exhibit B, Technical Requirements for the MSV L-Band Space Based Network.

1.6 “Attachment(s)” means any and all attachment(s) that are attached hereto and incorporated herein (or are attached to any Exhibit and incorporated therein), as amended from time to time in accordance with the terms hereof.

1.7 “Background Intellectual Property” means Intellectual Property other than Foreground Intellectual Property.

1.8 “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

1.9 “Business Day” means any day other than the following: a Saturday, Sunday, and any other day on which national banks are authorized to be closed in New York City, New York.

1.10 “Calibration Earth Station”, “Calibration System” or “CES” means that portion of the Ground Segment that is utilized to calibrate the GBBF, as further described in Exhibit B, Technical Requirements for the MSV L-Band Space Based Network if required for the Space-Based Network to meet the Performance Specifications.

1.11	“Canadian Mobile Satellite Services” has the meaning set forth in the Recitals.

1.12 “Central Resource Manager” or “CRM” means the Customer-furnished system to be utilized to determine how the L-band carrier frequencies are allocated across the Hybrid Network to Satellite spot beams and ATC cells, as further described in Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.13 “Certificate of Completion” means MSV’s written notification to Contractor by counter-signature in the form of Annex 1 to Attachment A that indicates the successful completion of a Milestone or as described in 9.1.4 and 9.2.2.

1.14 “Commercially Reasonable Efforts,” whether or not capitalized, means standards, practices, methods and procedures conforming to applicable Law and that degree of effort, skill, diligence, prudence and foresight that reasonably would be expected from a commercial satellite contractor or commercial satellite owner or operator, as applicable.

1.15 “Component” means every unit, system and subsystem of the Space-Based Network and all other hardware and software required to be provided by Contractor hereunder.

1.16 “Contract” means the terms and conditions (“Preamble,” “Recitals” and the Articles) of this Contract, its Exhibits and its Attachment(s), as amended from time to time in accordance with the terms hereof.

1.17 “Contract Price” means the overall price for all Deliverable Items and services to be provided by Contractor under this Contract.

1.18 “Contractor” has the meaning set forth in the “Preamble” of this Contract and any successor or assignee permitted hereunder.

1.19 “Control” and its derivatives mean, with respect to an entity, the legal, beneficial, or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights or the power to direct the management policies of such entity, whether through the ownership of voting stock, by contract, or otherwise.

1.20 “Control and Management System” or “CMS” means the system to be utilized for Ground Segment resource management and control, as further described in Exhibit A, L-Band Space Based Network Statement of Work, and Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.21 “Daily Liquidated Damages Amount” has the meaning set forth in Article 18.2.

1.22 “Daily Rate” has the meaning set forth in Article 12.

1.23 “Deliverable Data” means the data and documentation required to be delivered to MSV as specified in Exhibit A, L-Band Space Based Network Statement of Work.

1.24 “Deliverable Item” means any of the items or services listed in Article 3.1 or as identified as a deliverable in Exhibit A, L-Band Space Based Network Statement of Work.

1.25 “Delivery” has the meaning set forth in Article 3.2.

1.26 “Delivery Schedule” means the schedule for delivery of specified Deliverable Items as set forth in Article 3.1.

1.27 “Dispute(s)” has the meaning set forth in Article 23.

1.28 “Dynamic Satellite Simulator” or “DSS” means the dynamic satellite simulator further described in Exhibit A, L-Band Space Based Network Statement of Work.

1.29 “Effective Date of Contract” or “EDC” means January 9, 2006.

1.30 “Exhibit(s)” means the exhibit(s) identified in Article 2.1 and attached hereto and incorporated herein.

1.31 “Export Licensed Items” has the meaning set forth in Article 7.2.

1.32 “Extended Life Incentives” has the meaning set forth in Article 12.1.4.

1.33 “FCC” means the Federal Communications Commission or any successor agency or governmental authority.

1.34 “Financing Agreements” means any and all documents and agreements evidencing and/or securing monies provided on a full or partial debt basis by any Financing Entity to MSV to fund the design, development, construction, procurement, maintenance, or operation of all or any material part of the Hybrid Network program.

1.35 “Financing Entity” means any entity (other than Contractor, or parties related to Contractor, or competitors of Contractor), e.g., commercial bank, merchant bank, investment bank, commercial finance organization, corporation, or partnership, which has been specifically identified in a written notification to Contractor, providing money on a full or partial debt basis to MSV to fund the design, development, construction, procurement, maintenance, or operation of all or any material part of the Hybrid Network.

1.36 “Firm Fixed Price” or “FFP” means the firm fixed price applicable to a Space-Based Network as set forth in Article 4, as applicable. References to “the Firm Fixed Price” mean MSV 1 SBN FFP, MSV 2 SBN FFP and/or MSV-SA FFP as applicable given the context.

1.37 “Force Majeure Event” has the meaning set forth in Article 16.

1.38 “Foreground Intellectual Property” means Intellectual Property conceived of and first reduced to practice in performance of this Contract and that is incorporated into, employed in, or required or for the use of, any Deliverable Item.

1.39 “Gateway” means the feeder link earth station portion of the Ground Segment.

1.40 “GBBF” or “Ground Based Beam Former” means the ground-based beam forming system further described in Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.41 “GBBF Intellectual Property” means any Intellectual Property that is incorporated into or employed in or required for the use of the GBBF equipment or CES equipment.

1.42 Reserved

1.43 “Ground Segment” means that portion of the Space-Based Network consisting of (i) the TT&C, (ii) the Gateways, (iii) GBBF, (iv) CMS and (v) Calibration Earth Stations (if required to meet the Performance Specifications) and associated terrestrial infrastructure described in Exhibit A, L-Band Space Based Network Statement of Work or Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.44 “Hybrid Network” means the network to be utilized by MSV and MSV Canada to provide the MSV Mobile Satellite Services, and that is comprised of the Space-Based Network, the Ancillary Terrestrial Network (“ATN”) system, and Mobile Terminals (“MTs”).

1.45 “Industry Canada” means the Canadian federal Department of Industry or any successor agency thereto.

1.46 “Initial Operations Period” means the two-year period following SBN Acceptance.

1.47 “In-Orbit Test” or “IOT” means in-orbit testing of the applicable SBN, as further described in Exhibit A, L-Band Space Based Network Statement of Work.

1.48 “Intellectual Property” means all designs, methods, concepts, layouts, software, inventions (whether or not patented or patentable), processes, technical data and documentation, technical information and drawings, and similar matter in which an Intellectual Property Right may subsist.

1.49 “Intellectual Property Claim” has the meaning set forth in Article 19.1.

1.50 “Intellectual Property Right(s)” means all common law and statutory proprietary rights, including patent, patent application, patent registration, copyright, trademark, service mark, trade secret, mask work rights, data rights and similar rights.

1.51 “Intentional Ignition” means, with respect to any Satellite, the start of the ignition process for the purpose of Launching such Satellite, which is the time at which the command signal is sent to the Launch Vehicle. This definition shall be modified to incorporate the definition of “intentional ignition” from the Launch Services Agreement applicable to Launch of the Satellite.

1.52 “Key Personnel” has the meaning set forth in Article 27.3.

1.53 “Late Payment Interest Rate” has the meaning set forth in Article 5.3.1.

1.54 “Launch” means, with respect to a Satellite, Intentional Ignition followed by lift-off. This definition shall be modified to incorporate the definition of "Launch" from the Launch Services Agreement applicable to the Launch of the Satellite.

1.55 “Launch Agency” means the provider of Launch Services responsible for conducting the Launch Services for a Satellite.

1.56 “Launch and In-Orbit Insurance Policy” means the launch and in-orbit insurance policy obtained by MSV with respect to the relevant Satellite.

1.57 “Launch Option” means MSV’s option to procure Launch Services from Contractor, as further described in Article 2.2.2.

1.58 “Launch Readiness Review” or “LRR” has the meaning set forth in Exhibit A.

1.59 “Launch Services” means those services, including the provision of a Launch Vehicle, to be provided by the Launch Agency for the Launch of a Satellite pursuant to the Launch Services Agreement or pursuant to the Launch Option, if elected by MSV.

1.60 “Launch Services Agreement”or “LSA” means the contract between MSV (or Contractor, if MSV elects the Launch Option) and the Launch Agency that provides for Launch Services for a Satellite, as such contract may be amended from time to time in accordance with its terms.

1.61 “Launch Site” means the location that will be used by the Launch Agency for purposes of launching a Satellite, except in the case of Sea Launch it shall mean the homeport located in Long Beach, CA.

1.62 “Launch Support” or “Launch Support Services” means those services specified in Exhibit A, L-Band Space Based Network Statement of Work, to be provided by Contractor in support of Launch Services.

1.63 “Launch Vehicle” means the launch vehicle used to provide Launch Services for a Satellite.

1.64 “Laws” means any laws, rules, regulations, codes, ordinances, injunctions, judgments, orders, ordinances, decrees, rulings, and changes thereunder, of any federal, state, local, provincial or municipal government of any country (and all agencies thereof).

1.65 “London Inter-Bank Offered Rate” or “LIBOR” means the rate per annum shown, on the third (3rd) London business day preceding the day of commencement of an interest calculation period, on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits in an amount approximately equal to the amount on which the interest is to be applied for a three-month period (the “Rate Base”), as shown under the heading “USD” as of 11:00 a.m. (London Time); provided that in the event no such rate is shown, LIBOR shall be the rate per annum (rounded to the nearest 1/100th of one percent) based on the rates at which U.S. dollar deposits approximately equal in principal amount to the Rate Base and for a three-month period are displayed on page “LIBO” of the Reuters Monitor Money Rates

Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m. (London time) (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided that in the event fewer than two such rates are displayed, or if no such rate is relevant, LIBOR shall be the rate per annum equal to the rate offered by Credit Suisse, New York Branch, at approximately 11:00 a.m. (London Time) to prime banks in the London interbank market on deposits in U.S. dollars in an amount approximately equal in principal amount to the aggregate principal balance of the Rate Base for a three-month period.

1.66 “Losses” means all losses, liabilities, damages, royalty payments and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, expert fees, litigation, settlement, judgment, interest, and penalties).

1.67 “Major Subcontract” means a subcontract related to the performance of this Contract that either (i) is identified in Article 25 or (ii) that is valued at $15,000,000 or more, including any subcontract that results from any decision by Contractor to outsource work to a subcontractor which was initially contemplated to be done “in-house”.

1.68 “Milestone” means a portion of the Work upon completion of which a payment is to be made in accordance with Exhibit I, MSV Space-Based Network Program Payment Plan and Termination Liability Amounts.

1.69 “Milestone Date” means the scheduled date for completion of a Milestone as set forth in the Delivery Schedule and/or applicable Payment Plan.

1.70 “Mission Operations Support Services” means the orbit-raising, in-orbit testing and related services specified in Exhibit A, L-Band Space Based Network Statement of Work, to be performed by Contractor for each Space-Based Network.

1.71 “Mobile Satellite Services” has the meaning set forth in the Recitals.

1.72 “Mobile Terminal” or “MT” means the hand-held device necessary for the end-user to utilize the Mobile Satellite Services.

1.73 “MSV” has the meaning set forth in the “Preamble” and any successor or assignee permitted hereunder.

1.74 “MSV 1” means the first Satellite for the Space-Based Network with the coverage throughout the North America Service Area to be provided under this Contract and that is authorized by the FCC.

1.75 “MSV 1 SBN FFP” means the Firm Fixed Price for the MSV 1 SBN and the associated Deliverable Items and services, as set forth in Article 4.1.2.

1.76 “MSV 2” means the second Satellite for the Space-Based Network with the coverage throughout the North America Service Area to be provided under this Contract and that is authorized by Industry Canada.

1.77 “MSV 2 SBN FFP” means the Firm Fixed Price for the MSV 2 SBN and the associated Deliverable Items and services, as set forth in Article 4.1.3.

1.78“MSV Canada” has the meaning set forth in the Recitals.

1.79 “MSV Delay” has the meaning set forth in Article 17.

1.80 “MSV Mobile Satellite Services” has the meaning set forth in the Recitals.

1.81 “MSV-SA” means the Satellite for the Space-Based Network with the coverage throughout the South American Service Area to be provided under this Contract and that is authorized by the FCC.

1.82 “MSV-SA FFP” means the Firm Fixed Price for the MSV-SA and the associated Deliverable Items and services, as set forth in Article 4.1.1.

1.83 “North America Service Area” means the U.S., Canada, Mexico, Hawaii, Puerto Rico/U.S. Virgin Islands, the Caribbean, plus Central America and the northern portion of South America identified in Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.84 “Notice of Election” has the meaning set forth in Article 20.3.1.

1.85 “Notice of Non-Conformance” means a written notice from MSV to Contractor that the review of a Milestone demonstrates that the Milestone has not been successfully completed.

1.86 “North American SBN – 1” means the first SBN to be utilized to provide the Mobile Satellite Services to the North American Service Area and including MSV-1.

1.87 “North American SBN – 2” means the second SBN to be utilized to provide the Mobile Satellite Services to the North American Service Area and including MSV-2.

1.88 “Orbital Performance Incentive Commencement Date” has the meaning set forth in Article 12.2.2.

1.89 “Orbital Performance Incentive Period” means, with respect to any Space-Based Network, the period commencing on the day following Acceptance of such Space-Based Network and ending on the last day of the Satellite-Stated Life.

1.90 “Orbital Performance Incentives” or “OPI” means, with respect to any Space-Based Network, an amount specified in Exhibit J, Orbital Performance Incentives Payment Plan, that may be earned by Contractor based on in-orbit performance of such Space-Based Network as set forth in Article 12.

1.91 “Other Direct Costs” or “ODC” means the reasonable actual direct incremental costs incurred by Contractor for the performance of the applicable Work that are directly attributable to such Work as supported by relevant contemporaneous records, as determined in accordance with GAAP, plus any allocation of indirect costs, if any, in accordance with Boeing’s approved accounting practices.

1.92 “Party” or “Parties” means MSV, Contractor or both, as the context requires.

1.93 “Payment Plan” means the payment plan for the applicable Deliverable Item, as set forth in Exhibit I, MSV Space-Based Network Payment Plan and Termination Liability Amounts.

1.94 “Payment Plan Term” means the remaining payments due Contractor from the date of Termination through the date of the last payment due under the Contract.

1.95 “Percentage of Performance Earned” has the meaning set forth in Article 12.

1.96 “Performance Specification” means the applicable performance specification for a Space-Based Network or any Component thereof, as appropriate, in the context of the applicable clause, as such specification may be amended from time to time in accordance with the terms hereof.

1.97 “Permits” means all federal, state, county, local and foreign licenses, approvals, inspections, permits and certificates necessary for Contractor to perform its obligations under Contract, including all export and import Permits and all Permits related to the installation of the Ground Segment and the ground-based components of the Space Segment.

1.98 “PMO” means the MSV program management office to be designated by MSV.

1.99 “Product Assurance Program Plan” means the product assurance program plan attached as Exhibit F, Satellite Product Assurance Plan, with respect to the Satellite, and Exhibit G, Ground Segment Product Assurance Plan.

1.100 “Proprietary Information” has the meaning set forth in Article 29.

1.101 “Quarter” and all its variations means a calendar quarter.

1.102 “Related Entity” means any entity in which MSV is a minority shareholder.

1.102A“SA SBN Full Start” means the written authorization provided by MSV to Contractor to commence full construction start of the SA SBN in accordance with Article 2.5.

1.103 “Satellite” means any communications satellite that is to be manufactured by Contractor and to be delivered to MSV pursuant to this Contract. References to “the Satellite” means MSV 1, MSV 2 or MSV-SA, as applicable given the context.

1.104 “Satellite-Adapted Base Station Subsystem” or “S-BSS” means the Customer-furnished base station subsystem adapted for use with an L-band Satellite.

1.105 “Satellite Anomaly” means, with respect to any Satellite in orbit, a condition or occurrence that may have a material adverse impact on the Satellite Stated Life or performance of such Satellite.

1.106 “Satellite Maneuverable Life” means the number of years that a Satellite would have sufficient fuel to maintain east-west station-keeping to within +/-0.05 degrees of such Satellite’s designated orbital location measured from the end of IOT after allowing for de-orbiting.

1.107 “Satellite Pre-Shipment Review” or “SPSR” has the meaning set forth in Article 9.

1.108 “Satellite Stated Life” or “Satellite Mission Life” means, with respect to a Satellite, the contracted for life of fifteen (15) years for such Satellite as set forth in Exhibit B, Technical

1.109 “SBN Acceptance” means acceptance of each Space-Based Network in accordance with Article 10.

1.110 “SBN Earnback Amount” has the meaning set forth in Article 18.5.

1.111 “SBN Performance Specification” means, with respect to a Space-Based Network, the Performance Specification for such Space-Based Network set forth in Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.112 “SBN Program Test Plan” means the SBN program test plan comprised of Exhibit C, L-Band SBN System Test Plan, Exhibit D, Satellite Program Test Plan, and Exhibit E, Ground Segment Test Plan.

1.113 “Scheduled Launch” means the date identified in Article 3.3 as the Key Milestone for the Launch of such Satellite.

1.114 “Service Area” means both the North American Service Area and the South American Service Area.

1.115 “South American Mobile Satellite Services” has the meaning set forth in the Recitals.

1.116 “South American SBN” means the SBN to be utilized to provide the Mobile Satellite Services to the South American Service Area and including MSV-SA.

1.117 “South American Service Area” means South America and a portion of Central America as further identified in Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.118 “Space-Based Network” or “SBN” means the portion of the Hybrid Network that is comprised of the Space Segment and Ground Segment, all as further described in the Exhibits. References to “the SBN” means the South American SBN (or MSV-SA if MSV does not exercise the Ground Segment option under Article 2.2.3), the North American SBN-1, or the North American SBN-2, as applicable given the context.

1.119 “Space Segment” means the portion of the Space-Based Network comprised of the Satellite, the DSS and encryption tools, as further described in Exhibit A, L-Band Space Based Network Statement of Work, and Exhibit B, Technical Requirements for MSV L-Band Space Based Network.

1.120 “Spare Part” means any spare part to be delivered under the spares plan to be provided in accordance with Article 14.2.3.

1.121 “Statement of Work” or “SOW” means the statement of work attached as Exhibit A, as such Exhibit may be amended from time to time in accordance with the terms hereof.

1.122 “Summary Space-Based Network Acceptance Test Report” includes the SBN Verification Report, SBN Acceptance End Item Data Package, and SBN Acceptance Certification as set forth in Exhibit A, L-Band Space Based Network Statement of Work.

1.123 “Contractor Competitor” means shall mean another satellite manufacturer.

1.124 “Taxes” means all U.S. and non-U.S. taxes, duties, fees, levies, bonds, charges, contributions, or any other such fiscal burden related to this Contract imposed by the U.S. Government or any other Government and any political subdivisions thereof, including state and local jurisdictions.

1.125 “Term” means EDC through twenty (20) years following SBN Acceptance of the last SBN to be delivered under this Contract.

1.126 “Terminated Ignition” means that, following the time when the electronic signal is sent to command the opening of any first stage propellant valves, the first stage engines of the Launch Vehicle are shut down for any reason before the hold down mechanism is released and the launch pad is declared safe by the Launch Agency. This definition shall be modified to incorporate the definition of “Terminated Ignition” from the Launch Services Agreement applicable to the Launch of the Satellite.

1.127 “Termination for Default” has the meaning set forth in Article 22.

1.128 “Total Loss” means with respect to the Satellite after Intentional Ignition: (i) the complete loss, destruction or operational failure of such Satellite, or (ii) a constructive total loss as defined in the Launch and In-Orbit Insurance Policy, if any, for such Satellite.

1.129 “Training” means the training specified in Exhibit A, L Band Space Based Network Statement of Work, to be provided by Contractor hereunder.

1.130 “TT&C” means the telemetry, tracking and control system for each Satellite.

1.131 “US Mobile Satellite Services” has the meaning set forth in the Recitals.

1.132 “Virus” means any virus or code, device or routine (including, without limitation, time bombs, Trojan horses, back doors or drop dead devices) that would have the effect of disabling or otherwise shutting down all or any portion of any software.

1.133 “Warranty Period” has the meaning defined in Article 14.2.2.

1.134 “Work” means all design, development, construction, manufacturing, labor, and services, including tests to be performed, and any and all Deliverable Items, including Space Segment, Ground Segment, Deliverable Data, Mission Operations Support Services, Launch Support Services, Training, and equipment, materials, articles, matters, services, and things to be furnished and rights to be transferred to MSV under this Contract, or any subcontract entered into hereunder by Contractor.

1.135 “Work-in-Process and Finished Goods” means (i) all Deliverable Items (including any Space Segment and Ground Segment); (ii) all Components that have been incorporated into Deliverable Items; and (iii) all materials identified to this Contract in Contractor’s inventory management system.

ARTICLE 2 - SCOPE OF WORK

2.1 Provision of Services and Materials

Contractor shall provide the necessary qualified personnel, equipment, material, services, facilities and know-how for the baseline program and options (as exercised) to:

(i) design, develop, provide, manufacture, transport, assemble, configure, install, test and deliver for MSV’s Acceptance, post-Launch, three (3) L-band Space-Based Networks, comprised of the Space Segment and Ground Segment (except that the SA-SBN Ground Segment is priced as a separate option to the Contract pursuant to Article 2.2.3 and except that Contractor shall not be required to perform any Work in connection with the SA-SBN until such time as there is a SA SBN Full Start pursuant to Article 2.5 below),

(ii) configure, integrate and test each Ground Segment, as applicable, with its corresponding Satellite,

(iii) design, develop and test a GBBF emulator with each Satellite at the Contractor’s facilities,

(iv) design, develop and test a satellite simulator to be used to test the GBBF for combined beam forming and adaptive interference nulling,

(v) design, develop and deliver a Dynamic Satellite Simulator (DSS),

(vi) design, develop, provide, transport, assemble, configure, install and test network infrastructure, including the design, development, provision, installation and integration of the communications network between and among the Ground Segment components,

(vii) procure and negotiate all long-haul interconnection circuit leases and service agreements on behalf of MSV, and provide, as a Deliverable Item, all customer-premises equipment (“CPE”) that is not supplied by the long-haul interconnection circuit service provider and for maintaining such CPE during the Initial Operations Period, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(viii) perform and deliver all improvements to any facilities necessary to properly utilize the Ground Segment components as intended, including providing the antenna foundations, civil works, physical security, fencing and any environmental requirements necessary to meet manufacturer specifications and Exhibit B, Technical Requirements for MSV L-Band Space Based Network, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes. If MSV determines that Contractor shall not use existing facilities for the North American sites, Contractor shall also provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(ix) operate and maintain the Ground Segment, as applicable, and associated networks during the Initial Operations Period,

(x) obtain all rights and real property leases necessary to build, operate and maintain the Ground Segments in accordance with the applicable specifications, and procure and negotiate all such rights and leases on behalf of MSV, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes. Contractor has also assumed that existing facilities will be used for the North American sites. If MSV determines that Contractor shall not use existing facilities for the North American sites, Contractor shall also provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(xi) identify, procure and maintain throughout the Term all applicable Permits, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(xii) provide Mission Operations Support Services, Launch Support Services, and Training,

(xiii) perform and provide the requirements of any option elected by MSV pursuant to Article 2.2,

(xiv) provide any services incidental to the proper performance and provision of the services in the Statement of Work (without increasing the scope of such services) and Deliverable Items, all in accordance with this Contract, including the following Exhibits, which are attached hereto (or incorporated by reference) and made a part hereof:

2.1.1 Exhibit A, L-Band Space Based Network Statement of Work, Revision No. 2 dated August 01, 2008

2.1.2 Exhibit B, Technical Requirements for MSV L-Band Space Based Network, Revision No. 2 dated August 01, 2008

2.1.3 Exhibit C, L-Band SBN System Test Plan

2.1.4 Exhibit D, Satellite Program Test Plan, Revision No. 1 dated August 01, 2008

2.1.5 Exhibit E, Ground Segment Test Plan

2.1.6 Exhibit F, Satellite Product Assurance Plan, Revision No. 1 dated August 01, 2008

2.1.7 Exhibit G, Ground Segment Product Assurance Plan

2.1.8 Exhibit H, Dynamic Satellite Simulator Specification, Revision No. 1 dated August 01, 2008

2.1.9 Exhibit I, MSV Space-Based Network Program Payment Plan and Termination Liability Amounts which is comprised of the following three (3) exhibits:

2.1.9.1 Exhibit I-1 MSV Space-Based Network Program Payment Plan – Billing Milestones, Revision No. 1 dated July 28, 2006

2.1.9.2 RESERVED (Exhibit I-2 deleted)

2.1.9.3 Exhibit I-3 MSV Termination Liability Amounts Schedule, Revision No. 1 dated July 21, 2006

2.1.10 Exhibit J, Orbital Performance Incentives Payment Plan

2.1.11 Exhibit K, Labor Rates

2.1.12 Exhibit L, Spares Equipment List

2.1.13 Exhibit M, ViaSat Certification Letter

2.1.15 Attachment A, Form of Invoice

2.1.16 Attachment B, Sample Review Certificate

Schedule 4.3 – Option Pricing

2.2 Options

2.2.1 Additional Satellite Options

Contractor hereby grants to MSV the option to purchase, for the price specified in Article 4.3, one (1) additional Satellite with the same design and specifications as MSV 1 or MSV 2, as elected by MSV, in form, fit and function, together with all Deliverable Items and Work associated with a Satellite under this Contract, to include without limitation the construction, testing, and associated ground-based Space Segment elements (excluding GBBFs, gateways or CESs); provided that MSV has not earlier terminated this Contract with respect to the procurement of the original Satellite associated with the Service Area applicable to the optional Satellite. Delivery for such additional Satellite shall be no later than twenty-nine (29) months after MSV notifies Contractor in writing of its intent to exercise such Satellite option, and shall be no earlier than five (5) months after the last Satellite has been delivered. This option shall remain valid until July 1, 2008; provided that MSV may require Contractor to extend the validity of this option as a change pursuant to Article 15. Upon request by MSV, Contractor shall provide a proposal for an additional SA Satellite after an SA SBN Full Start.

2.2.2 Launch Services Option

Upon request by MSV, Contractor shall obtain Launch Agency proposals for Launch Services to be provided to MSV. As part of the Launch Services, Contractor shall be responsible for all necessary work in the preparation and obtaining of regulatory, Launch and other permits required for Launching all Satellites for which MSV elects the Launch Services Option. If the Launch Services Option is elected, the Parties shall amend this Contract to reflect reasonable and customary provisions related to the provision of Launch Services.

2.2.3 SA SBN Ground Segment Option

To the extent that the SA SBN Full Start has commenced, Contractor hereby grants to MSV an option to include as part of this Contract, the purchase of, and require the Contractor to complete hereunder, the Ground Segment for the South American SBN. The SA Ground Segment includes four (4) gateways in the South American service area, including Feederlink Earth Stations, Ground Based Beam Former, Calibration Earth Stations and a Control Management System; a primary TT&C antenna located in North America, and a back-up TT&C system in the service area, but does not include infrastructure, e.g., any real property leases, facilities, civil works or permits. The price for such design modification, including all resulting Work and Deliverable Items, is set forth in Article 4.3. [***REDACTED***]

2.2.4 Reserved

2.2.5 Extended Hardware Warranty

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, an annually renewable extended warranty for Ground Segment components and any ground-based Space Segment hardware, commencing after the end of the Initial Operations Period for such SBN. Such warranty shall be an extension of the warranty set forth in Articles 14.2.2 and 14.2.3. Ninety (90) days prior to the expiration of the then-current term of the warranty, Contractor shall notify MSV of the upcoming expiration date. MSV shall notify Contractor of its intent to renew the extended warranty at least thirty (30) days prior to the expiration of the then-current term of the warranty.

2.2.6 Extended Software Warranty

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, an annually renewable software warranty for the software Deliverable Items (except to the extent such software is on the Satellite and is therefore inaccessible), commencing after the end of the Initial Operations Period for such SBN. Such warranty shall be an extension of the warranty set forth in Articles 14.2.2 and 14.2.4. Ninety (90) days prior to the expiration of the then-current term of the software warranty, Contractor shall notify MSV of the upcoming expiration date. MSV shall notify Contractor of its intent to renew the extended software warranty at least thirty (30) days prior to the expiration of the then-current term of such warranty.

2.2.7 Extended Ground Segment Operations and Maintenance

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, annually renewable Ground Segment operations and maintenance services, as further described in Exhibit A, L-Band Space Based Network Statement of Work, commencing after the end of the Initial

Operations Period for such SBN. One hundred and twenty (120) days prior to the expiration of the then-current term of the monitoring and maintenance services, Contractor shall notify MSV of the upcoming expiration date. MSV shall use commercially reasonable efforts to notify Contractor of its intent to renew the extended monitoring and maintenance services at least ninety (90) days prior to the expiration of the then-current term, but shall provide such notice in no event less than sixty (60) days prior to such expiration.

2.2.8 Storage

A.  Upon MSV’s request, which shall be no later than three (3) months prior to the expected shipment of each Satellite, Contractor shall provide storage of such Satellite and related ground hardware (as necessary) at the price set forth in Article 4.3 for less than one (1) year from its SPSR. MSV shall take preliminary acceptance of the Satellite(s) and the on-ground warranty shall commence upon conclusion of the SPSR. The pricing does not include shipment to another storage facility or storage at another facility.

B.  In the event MSV wishes to store the Satellite past one (1) year, the parties shall negotiate a change pursuant to Article 15, for MSV to pay Contractor reasonable storage costs (including the costs of a storage facility and insurance), and any related costs that increase the Contract Price or extend the delivery schedule. If the Satellite is to be launched within three (3) years after its SPSR, MSV shall take Final Acceptance in accordance with Article 10 and risk of loss and title shall pass to MSV in accordance with Article 11.1.

C.	In the event a Satellite has been in such storage for three (3) years from its SPSR, or MSV decides prior to the end of such three (3) years not to launch such Satellite, the following shall apply:

(1)

Contractor shall be entitled to receive within thirty (30) days after the earlier of, receipt of de-storage notification from MSV or the end of the three (3) year period, all payments due and owing, not otherwise paid to Contractor, including Orbital Performance Incentives, less all costs not incurred with respect to the Launch Support Services, In-Orbit Testing, and Mission Operation Support Services for such Satellite; and,

(2)	Contractor shall promptly deliver to MSV, at MSV’s expense, such Satellite to a location specified by MSV (if other than a storage location selected in Paragraph B above); and
(3)

Final Acceptance shall occur and title and risk of loss shall pass, with respect to any Satellite placed in storage after three (3) years from its SPSR or upon arrival of the Satellite to a different location specified by MSV, in which case, any and all taxes and duties in connection with such delivery and Final Acceptance shall be borne and paid by MSV.

2.2.9 Spares Option

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, the Spares identified in Exhibit L, at any time prior to the later of the end of the Initial Operations Period, or any Ground Segment operations and maintenance extension.

2.2.10 [***REDACTED***]

2.2.11 Conversion Option

[***REDACTED***]

2.3 Certain Ground Segment-Related Third Party Agreements

With respect to (i) the long-haul interconnection circuit leases and service agreements and (ii) the agreements pertaining to the rights and real property leases necessary to build, operate and maintain the Ground Segment in accordance with the applicable specifications, in each case to be negotiated by Contractor on behalf of MSV, all such agreements shall be subject to the prior review and approval of MSV, which approval shall not be unreasonably withheld or delayed. MSV (and/or MSV Canada) shall be the contracting party in each such agreement and shall be responsible for paying such third party service provider or lessor directly.

2.4 Coordination with MSV Hybrid Network

As part of the Services, Contractor agrees to coordinate and cooperate with other members of the MSV Hybrid Network program, including MSV Canada, and other members, agents, consultants, subcontractors, and third party suppliers, in order to accomplish the Work and to support the development and implementation of a fully functional MSV Hybrid Network. If at any time through such interaction Contractor becomes aware of any material information which differs from that provided to Contractor by MSV, Contractor shall promptly notify MSV in writing of any such differences.

2.5	SA SBN

(a)      Upon written authorization by MSV to Contractor specifying that Contractor is authorized to proceed with the SA SBN (“the Authorization”), the SA SBN shall be delivered as the third SBN under the Contract (“SA SBN Full Start”).

(b)      Contractor shall provide MSV with a proposal within five (5) days after execution of this Amendment No. 2 for revised prices and delivery schedules for the SA SBN for each quarter (3 month period) beginning August 9, 2006 through November 8, 2007 (the “SA SBN Proposal”) with a proposal validity date through November 8, 2007.

(c)      Within fourteen (14) days of MSV providing notice of its interest in, and a projected start date for proceeding with the SA SBN Full Start, Contractor shall provide a payment plan and termination liability schedules for the projected start date. Negotiations shall be conducted on a good faith basis between the parties in order to facilitate MSV providing the Authorization to proceed with the SA SBN Full Start for the projected start date.

(d)      If MSV does not provide Contractor with the Authorization on or before November 8, 2006, the SA SBN Full Start shall continue to be suspended and the proposed price shall be adjusted upwards by an amount specified in the SA SBN Proposal for each quarter (3 month period) beginning August 9, 2006 through November 8, 2007.

(e)      If MSV has not provided the Authorization by November 8, 2007, the Contract shall be deemed terminated for MSV’s convenience in part (in accordance with Article 21.2.1), as it relates only to the SA SBN.

ARTICLE 3 - DELIVERABLE ITEMS AND DELIVERY SCHEDULE

3.1 Deliverable Items

Subject to the other terms and conditions of this Contract, the items to be delivered under this Contract are specified in the table below and Contractor shall deliver such items on or before the corresponding delivery dates and at locations specified in the table below (the “Delivery Schedule”).

Table 3-1. Delivery Schedule

Item	Description	Satellite Shipment Date	Delivery Date (SBN Acceptance)	Delivery Location
1	MSV-SA-SBN	[***REDACTED***].	TBD in accordance with Article 2.5.	In-orbit and at its respective Ground Segment Site, if ground segment option is exercised
2	MSV 1 SBN	[***REDACTED***]	October 11, 2009	In-orbit and at its respective Ground Segment Site
3	MSV 2 SBN	[***REDACTED***]	July 11, 2010	In-orbit and at its respective Ground Segment Site
4	Deliverable Data	N/A	Per SOW, Exhibit A	PMO
5	Training	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A
6	Launch Support Services	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A
7	Mission Operations Support Services	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A

3.2 Delivery

“Delivery” of each Deliverable Item shall occur as follows:

A. Delivery of the SBN shall occur upon SBN Acceptance.

B. Delivery of all other Deliverable Items shall occur upon Acceptance of such item in accordance with Articles 10 or 11 as applicable.

3.3 Key Milestones

Contractor shall achieve the following key Milestones on or before the date indicated below:

Key Milestone	Due Date: MSV-SA	Due Date: MSV 1	Due Date: MSV 2
Complete Satellite Technical Review # 1 (for MSV-SA & MSV 1)/ Submission of Final Design Specifications (for MSV 2)	TBD*	May 26, 2007	December 15, 2007
Commence Physical Construction	TBD*	May 26, 2008	N/A
Launch	TBD*	On or about January 26, 2010	On or about November 30, 2010
Operate Satellite in the Assigned Orbital Position	TBD*	May 26, 2010	March 31, 2011

*TBD in accordance with Article 2.5

[***REDACTED***]

3.4 Schedule Non-Compliance

If Contractor either fails to achieve, or MSV has a reasonable basis to believe that Contractor will fail to deliver a Deliverable Item in accordance with the Delivery Schedule, or fail to achieve a Milestone on the Milestone Date, Contractor shall develop and submit to MSV a recovery plan within ten (10) Business Days of MSV’s request, demonstrating its ability to complete its obligations in accordance with the Delivery Schedule or by Milestone Date, or shortly thereafter.

ARTICLE 4 – PRICE

Description	MSV SA Termination Liability Amount*	MSV 1 SBN Amount	MSV 2 SBN Amount	MSV’s Portion of Gateway NRE**
Satellite Space-Based Network (SBN) Price		[***REDACTED***]	[***REDACTED***]
Orbital Performance Incentives		[***REDACTED***]	[***REDACTED***]
Orbital Slot Change		[***REDACTED***]*
Napa Gateway				[***REDACTED***]
Dallas Gateway				[***REDACTED***]
Ottawa Gateway***				[***REDACTED***]
Saskatoon Gateway				[***REDACTED***]
TOTAL FFP	[***REDACTED***]	[***REDACTED***]	[***REDACTED***]	[***REDACTED***]

*[***REDACTED***]

4.1.1. Firm Fixed Price (“FFP”) for MSV-SA

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV-SA shall be a firm fixed price of [***REDACTED***] in accordance with Article 2.5(e).

4.1.2 FFP for MSV 1 SBN

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV 1 SBN shall be a firm fixed price of [***REDACTED***] (the “MSV 1 SBN FFP”), based on launching the Satellite on Sea Launch, subject to Article 17.1(ii).

4.1.3 FFP for MSV 2 SBN

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV 2 SBN shall be a firm fixed price of [***REDACTED***] (the “MSV 2 SBN FFP”), based on launching the Satellite on Sea Launch, subject to Article 17.1(ii).

4.2 Elements of the FFP

[***REDACTED***]

4.3 Pricing for Options

Pricing for the following options is set forth below:

Item	Description	Price
1	Launch Services Option – Launch Services	[***REDACTED***]

2	Additional Satellite for the North American Service Area	[***REDACTED***]
3	Additional Satellite for the South American Service Area	[***REDACTED***].
4	Annually renewable extended hardware warranty commencing after the Initial Operations Period	As set forth in Table 1 of Schedule 4.3
5.	Annually renewable extended software warranty	As set forth in Table 2 of Schedule 4.3
6	Annually renewable extended Ground Segment Operations and Maintenance following the Initial Operations Period	As set forth in Table 3 of Schedule 4.3
7	Storage

Place Satellite into storage: [***REDACTED***]

Remove Satellite from storage:[***REDACTED***]

Retest Satellite: [***REDACTED***]

Total Non-Recurring:[***REDACTED***]

Monthly storage cost:                               [***REDACTED***]

8	[***REDACTED***]	[***REDACTED***]
9	Spares	As set forth in Table 4 of Schedule 4.3

4.4 Taxes

The Contract Price excludes, and MSV shall be responsible for Taxes assessed on the sale of Deliverable Items delivered to MSV and any Taxes assessed on the sale of installation and operation services performed in connection with the Deliverable Items. MSV and Contractor shall provide reasonable cooperation to each other to minimize such taxes, duties, assessments and fees, including tariffs, and shall modify the Contract if the parties agree that such modification is necessary and appropriate to achieve such minimization. All Taxes payable by MSV shall be separately stated on the invoice to which they correspond. The imposition of taxes, duties or other such fiscal burdens for which MSV is required to pay under this Contract, will be billed by Contractor to MSV for payment. MSV shall prepay any amounts to Contractor for taxes, duties or other such fiscal burdens, that Contractor is required by law to pay prior to Contractor’s paying the taxing authority. If prepayment is not practicable, Contractor shall invoice and MSV shall reimburse Contractor for such amounts within thirty (30) days of MSV’s receipt of Contractor’s invoice. In either instance MSV shall pay in an amount which leaves

Contractor in the same economic position as if such payment of charges and reimbursement thereof had not been required.

ARTICLE 5 - PAYMENTS

5.1 Payment Plan

With the exception of MSV’s portion of the Gateway NRE and the Orbital Slot Change prices, payments by MSV to Contractor of the Firm Fixed Price set forth in Article 4 and of the amounts for options, if any, exercised by MSV pursuant to this Contract shall be in accordance with Exhibit I, MSV Space-Based Network Payment Plan and Termination Liability Amounts, as applicable thereto. With regard to MSV’s portion of the Gateway NRE, payment(s) by MSV to Contractor shall be made no later than thirty (30) days after receipt by MSV of Contractor’s invoice(s) for same, with such invoices to be submitted to MSV on a schedule consistent with Contractor’s payments to the respective Gateway providers. With regard to the MSV 1 Orbital Slot Change price, payment by MSV to Contractor shall be made no later than thirty (30) days after receipt by MSV of Contractor’s invoice for same. Contractor shall invoice and MSV shall make calendar payments for the SA SBN up to the termination liability amount of [***REDACTED***] in accordance with the revised SA SBN payment plan (Exhibit I.1 Revision 1 “MSV Space-based Network Program Payment Plan – Billing Milestones”). It is also understood that payment for completion of any of the milestones events for MSV-1 and MSV-2 SBNs under this payment plan shall not require completion of any work in connection with the SA SBN.

5.2 Payment Conditions

5.2.1 Milestone Payments

The initial non-refundable payment of $1,000,000 for each SBN, due from MSV on EDC (the “Initial Payment”) shall be paid no later than five (5) Business Days following EDC. If MSV fails to pay the Initial Payment within such period, the Delivery Schedule shall be extended on a day-for-day basis for each day of non-payment. All other payments due from MSV upon the completion of a Milestone described in the Payment Plan shall be paid no later than thirty (30) days after receipt by MSV of an invoice and certification in the form attached hereto as Attachment A that the Milestone has been completed in accordance with the requirements of this Contract, together with the necessary or appropriate supporting data and documentation as required hereunder (and including a Certificate of Completion issued by MSV with respect to the Milestones identified in Articles 9.1.4, 9.2.2, and 9.3) or as MSV may reasonably request.

5.2.2 Cumulative Payments

[***REDACTED***]

5.2.3 Non-Warranty Payments

All amounts payable to Contractor with respect to non-warranty work performed pursuant to Article 14.3 shall be paid no later than thirty (30) days after receipt of an invoice and certification in the form attached hereto as Attachment A that such non-warranty work has been completed and documented in accordance with the requirements of this Contract together with the necessary or appropriate supporting data and documentation as reasonably requested by MSV.

5.2.4 Obligation to Pay

If Contractor shall not have delivered any invoice or certification required hereunder within the time specified therefor, the relevant payment due from MSV shall be payable on or before thirty (30) days after MSV’s receipt of such invoice and certification.

5.3 Late Payment

5.3.1 Late Payment by MSV

In the event MSV fails to pay an undisputed amount within thirty (30) days after the due dates specified in Article 5.2, Contractor shall be entitled to interest at the fixed rate of eight percent (8%) per annum (the “Late Payment Interest Rate”) on the unpaid balance of the undisputed payment until such amount is paid.

5.3.2 Late Payment by Contractor

In the event Contractor fails to pay an undisputed amount to MSV when due, MSV shall be entitled to interest at the Late Payment Interest Rate on the unpaid balance of the undisputed payment until such amount is paid.

5.4 Invoices

Invoices required to be delivered by Contractor hereunder shall be submitted by facsimile or signed invoice by email in Adobe PDF format, and overnight courier to MSV (original plus one (1) copy, including supporting documentation and data) at the following address:

MSV LP

Attn.: Michael Cannice

Director, Contracts Administration

10802 Parkridge Boulevard

Reston, VA 20191

Fax: (703) 390-2770

Email: mcannice@msvlp.com

or to such other address as MSV may specify in writing to Contractor.

5.5 Payment Bank

All payments made to Contractor hereunder shall be in U.S. currency and shall be made by electronic funds transfer to the following account: Bank of America, Concord, California, [***REDACTED***], or such other account or accounts as Contractor may specify in writing to MSV.

5.6 Set Off

In the event one Party has not paid the second Party any amount that is due and payable to the second Party under this Contract, such second Party shall have the right to set off such amount against payments due to the first Party under this Contract, provided any amount in Dispute shall not be considered eligible for set off while the Dispute is being resolved.

5.7 Deferral of Payments - “Original Construction Deferrals” up to $76,000,000

[***REDACTED***]

5.8 Deferral of Payments - “Additional Construction Deferrals” up to $40,000,000

A.      In addition to the Original Construction Deferrals as described in Article 5.7, Contractor agrees to provide MSV with Additional Construction Deferrals associated with the MSV-1 SBN which shall [***REDACTED***] which can be applied to payments associated with the MSV-1 SBN at the rate of 100% of any payments due once MSV-1 SBN has reached the maximum amount provided under the Original Construction Deferrals above. Further, Contractor agrees to provide MSV with Additional Construction Deferrals associated with the MSV-2 SBN which shall total [***REDACTED***] which can be applied to payments associated with the MSV-2 SBN at the rate of 100% of any payments due once MSV-2 SBN has reached the maximum amount provided under the Original Construction Deferrals above. In no case shall the Additional Construction Deferrals provided by Contractor exceed a total principal amount of forty million dollars ($40,000,000).

B.       The Additional Construction Deferrals shall earn current interest at the rate of LIBOR + 4% (four percent) and interest is due and payable monthly as invoiced separately by Contractor to MSV. Payment of interest amounts shall be handled in the same way as other contractual payments, except that interest will apply during the thirty (30) day period invoice-to-payment cycle.

C.       For avoidance of doubt, no Guarantee Fee will apply to the Additional Construction Deferrals.

D.	[***REDACTED***]

E.        The Additional Construction Deferral repayment shall be in the form of a final balloon repayment which shall be due no later than 20 December 2010, or ten (10) days prior to the shipment of the MSV-2 Satellite, whichever occurs first. [***REDACTED***]

5.9 Grant of Warrant and Other Rights for Contractor

A.       In furtherance of Contractor’s agreeing to defer certain payments in accordance with Article 5.7 and 5.8, MSV shall provide to Contractor a Warrant to purchase 626,002 shares of SkyTerra Communications’ common stock at a strike price of Ten Dollars ($10.00) per share. The Warrant will have a ten-year life from the effective date of Contract Amendment 3 and will vest in and be exercisable by Contractor on a proportional basis consistent with MSV’s drawdown against the $40 Million of Additional Construction Deferrals outlined in the Warrant Agreement (attached hereto in Exhibit N) which shall be considered formally and automatically incorporated into this Contract upon Boeing’s execution.

B.        Furthermore, MSV agrees to establish quarterly financial reviews with Contractor’s Finance executives and will provide current financial information as well as progress with capital raising efforts until the full amount of any Original Construction Deferrals and Additional Construction Deferrals, including all accrued interest and applicable Guarantee Fees, are paid in full to Contractor.

ARTICLE 6 - CUSTOMER-FURNISHED ITEMS

6.1 Communications Authorizations

Subject to Article 2.1(xi), MSV (and/or MSV Canada) shall be responsible, at its cost and expense, for preparing, coordinating and filing all applications, registrations, reports, licenses, permits and authorizations with the FCC and Industry Canada, if required to do so for the Launch and operation of each Satellite. Contractor shall provide such reasonable cooperation and support as may be reasonably requested by MSV (and/or MSV Canada through MSV) in support of MSV’s preparation, coordination and filing of such applications, registrations, reports, licenses, permits and authorizations. [***REDACTED***]

6.2 Radio Frequency Coordination

MSV and MSV Canada shall be responsible for the timely preparation and submission of all filings required by the International Telecommunication Union (or any successor agency thereto) and all relevant domestic communications regulatory authorities regarding radio frequency and orbital position coordination. Such filings shall be made in accordance with the Radio Regulations of the International Telecommunication Union (or any successor agency) and the laws and regulations of all domestic communications regulatory authorities having jurisdiction over MSV and MSV Canada. Contractor shall provide such reasonable cooperation and support as may be reasonably requested by MSV (and/or MSV Canada through MSV) in support of the preparation and submission of such filings. [***REDACTED***]

6.3 Late Delivery of MSV-Furnished Items or Services

The late delivery of MSV-furnished items or services as required under Article 17, MSV Responsibilities, or under Exhibit A, L-Band Space Based Network Statement of Work, individually or combined, shall be considered an event beyond the reasonable control of Contractor, and if such late delivery has a material adverse impact on Contractor’s costs, the Delivery Schedule or performance requirement, Contractor shall be entitled to an equitable adjustment in price, schedule, performance requirements and other terms of this Contract in accordance with Articles 15 and 17.

ARTICLE 7 - COMPLIANCE WITH U.S. LAWS AND DIRECTIVES

7.1 General

Each Party shall, at its expense, perform its respective obligations hereunder in accordance with all applicable laws, rules, and regulations, and the conditions of all applicable governmental approvals, permits, or licenses. Without limiting the generality of the foregoing, neither Party shall, directly or indirectly, take any action that would cause the other Party to be in violation of U.S. anti-boycott laws under the U.S. Export Administration Act, the U.S. Internal Revenue Code, or any regulation thereunder. In its performance of this Contract, Contractor will not, directly or indirectly, make, offer, or agree to make or offer any loan, gift, donation, or other payment, whether in cash or in kind, for the benefit or at the direction of any candidate, committee, political party, government or its subdivision, or any individual elected, appointed, or otherwise designated as an employee or officer thereof, for the purpose of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything, in order to obtain or retain business or other benefits except as may be expressly permitted under the Foreign Corrupt Practices Act and the regulations promulgated thereunder.

7.2 Export Licensed Items

7.2.1 Contractor shall promptly apply for and use reasonable and diligent efforts to obtain U.S. and non-U. S. Government approvals, permits and licenses necessary for export or import of any Deliverable Items and Services and other technical data and equipment being furnished pursuant to or to be utilized in connection with this Contract (hereinafter in this Article referred to as "Export Licensed Items") including any such license requirements for delivery of technical data and defense services, as well as the MSV 2 ground equipment and services to MSV Canada and the MSV 2 Satellite to its orbital slot. MSV agrees to cooperate with Contractor in Contractor’s efforts to obtain any such approvals, permits and licenses, including providing Contractor with required information in MSV’s possession. Once the South American sites have been selected, the Parties shall negotiate a change to the Contract pursuant to Article 15, Changes, for the Work associated with obtaining such non-U.S. approvals, permits and licenses.

7.2.2 If, within a reasonable time, any foreign country or countries to which such Export Licensed Items are sought to be exported fails to grant an approval or license required for such export, or suspends or revokes a required approval or license subsequent to its grant, or grants a license subject to conditions, or if any foreign country or countries to which such Export Licensed Items are exported fails to grant an approval or license to utilize the Export Licensed Items for the purpose(s) for which exported, the non-impacted portions of this Contract shall, nevertheless, remain in full force and effect. In the event of such occurrence, within a reasonable time after Contractor has used commercially reasonable efforts to obtain such approval or license or re-instatement of such approval or license, the Parties shall negotiate an equitable adjustment to price, schedule and other terms of this Contract pursuant to Article 15, Changes.

7.3 Licenses and Other Approvals for MSV Personnel

Contractor, and its U.S. subcontractors, shall timely apply for and, once issued, maintain U.S. Government export licenses, agreements and other approvals that are required for “foreign person” personnel and/or representatives of MSV (including, but not limited to, foreign subsidiaries and related entities of MSV involved with the procurement) as well as MSV’s insurance providers and non-U.S. governmental authorities (as may be required under applicable law) to have access to Contractor facilities, hardware, software, Deliverable Data, other technical information or technical services in connection with the performance of this Contract. A “foreign person” shall be as defined in the International Traffic in Arms Regulations, 22 C.F.R. §120.16. MSV shall provide the reasonable cooperation and support necessary for Contractor to apply for and maintain such required U.S. export licenses, agreements and other approvals. MSV shall apply for, and once issued, maintain U.S. Government export licenses, agreements and other approvals to permit MSV to be present during any discussion or meetings where MSV’s foreign subsidiaries/related entities, insurance providers and/or non-U.S. governmental authorities may receive from or discuss with Contractor or any of its U.S. subcontractors export-controlled technical data. Contractor and its U.S. subcontractors shall provide the parties to such export licenses and agreements copies of the export licenses and agreements, including any U.S. government provisos related to same. Contractor shall, and shall ensure that its U.S. subcontractors shall, cooperate and provide MSV with information required to apply for and maintain MSV’s licenses and work with MSV on an appropriate export process in connection with the Work to be performed under this Contract, including the appropriate flow of information and exports.

7.4 Review of Applications

Contractor shall review with MSV any application Contractor makes to any government department, agency, or entity for any approval, permit, license, or agreement, as may be required for performance of the Work, prior to submission of such application. Contractor shall provide MSV a minimum of three (3) Business Days to review such application prior to submission to such governmental entity, and Contractor shall in good faith consider any comments and proposed revisions made by MSV for incorporation into such application.

7.5 Violation of Law

MSV shall not be responsible in any way for the consequences, direct or indirect, of any violation by the Contractor, its subcontractors, or their respective Affiliates of any law, rule or regulation of any country whatsoever. Except where MSV’s failure to comply with laws is a result of Contractor’s failure to comply with its obligations under this Contract, Contractor shall not be responsible in any way for the consequences, direct or indirect, of any violation by MSV, its subcontractors, or their respective Affiliates of any law, rule or regulation of any country whatsoever.

ARTICLE 8 - INSPECTION AND ACCESS TO WORK IN PROCESS

8.1 General

Contractor represents and warrants that, subject to Article 7, the access to the Work and Work-in-process to be provided to MSV (and MSV Canada and their duly appointed consultants and agents) under this Contract is or shall be substantially similar to the access to the Work and Work-in-process Contractor provides to its other major commercial customers. In the event Contractor becomes aware that the access to the Work and Work-in-process provided under this Contract is otherwise, Contractor shall promptly remedy that situation.

8.2 Work-in-Process at Contractor’s Facility

Subject to Article 7 and compliance with Contractor’s normal and customary safety and security policies and procedures (as enforced by Contractor with respect to its own employees) of which MSV has received prior written notice (including a copy of such policies and procedures), MSV and MSV Canada’s personnel and their designated consultants and agents shall be allowed unescorted access to all Work being performed at Contractor’s facility for the Satellites and other Deliverable Items, for the purpose of observing the progress of such Work at all times. Subject to Article 7, MSV shall be provided ten (10) non-escort permanent badges and ten (10) escort badges to agreed work areas where the Work is being performed.

8.3 Work in Process at Subcontractors’ Facilities

Subject to Article 7, in the case of Contractor’s Major Subcontracts, Contractor shall require that each such subcontract contain a provision substantially similar to this Article 8 with respect to MSV’s access to the applicable subcontractor’s facilities and performance of the Work, including the provision of three (3) non-escort permanent badges and three (3) escort badges to agreed work areas where the Work is being performed. Subject to Article 7, with respect to non-Major Subcontracts, Contractor shall require that each such subcontract contain a provision permitting MSV, MSV Canada and their consultants and agents escorted access to the subcontractor’s facilities for purposes of observing the Work performed under such subcontract.

8.4 On-Site Facilities for MSV’s Personnel

For the purpose of monitoring the progress of the Work being performed by Contractor hereunder, Contractor shall provide office facilities at or proximate to Contractor’s plant for up to five (5) resident MSV and MSV Canada personnel (and/or their designated consultants and agents) through Acceptance of the last SBN ordered hereunder. The office facilities to be provided shall include a reasonable amount of office space, office furniture, local telephone service, reasonable long-distance telephone usage, internet access (at the same speed and quality available to Contractor personnel), electronic access to Contractor’s dedicated and secure Program Information Management System (PIMS), a web-based information management tool as described in Exhibit A, L-Band Space Based Network Statement of Work, access to copy machines, facsimile machines, meeting rooms, car parking facilities and, to the extent available, videoconference rooms, to enable MSV personnel to monitor the progress of Work under this Contract. In the case of Contractor’s Major Subcontracts, Contractor shall use commercially reasonable efforts to ensure that reasonable on-site office facilities, consistent with the specifications described above, are available for up to two (2) MSV personnel (and/or MSV’s designated consultants and agents) at (i) ViaSat’s facility, provided that such personnel are U.S.

Persons only, as defined by the U.S. International Traffic in Arms Regulations, and (ii) any other Major Subcontractor facilities where Contractor has a presence at such facilities of such Major Subcontractors. The parties agree that clause (i) of the previous sentence does not apply to Article 8.3.

8.5 Interference with Operations

MSV shall exercise its rights under this Article 8 in a manner that does not unreasonably interfere with Contractor’s or its subcontractors’ normal business operations or Contractor’s performance of its obligations under this Contract or any agreement between Contractor and its subcontractors.

8.6 Financing Entities

Subject to the provisions of Article 7, each Financing Entity shall have escorted access to the Work in the same manner and to the same extent as MSV consultants and agents under this Article 8, provided such entities sign confidentiality agreements no less stringent than the terms provided in Article 29.

ARTICLE 9 - SATELLITE PRE-SHIPMENT REVIEW (SPSR) AND OTHER PERFORMANCE REVIEWS

9.1 Satellite Pre-Shipment Review (SPSR)

9.1.1 Contractor to Review Each Satellite Prior to Shipment

Contractor shall conduct a review of each Satellite prior to Contractor’s shipment of such Satellite to the Launch Site. This review shall be in accordance with the terms of this Article 9 and of Exhibit A, L-Band Space Based Network Statement of Work (a “Satellite Pre-Shipment Review” or “SPSR”).

9.1.2 Time, Place and Notice of SPSR

Contractor shall notify MSV in writing on or before thirty (30) days prior to the date that each Satellite shall be available for SPSR, which shall be the scheduled date for commencement of such SPSR. If MSV cannot commence such SPSR on such scheduled date, Contractor shall make reasonable efforts to accommodate MSV’s scheduling requirements. MSV, MSV Canada and their designated consultants and agents shall be permitted to attend and witness the SPSR.

9.1.3 Conduct and Purpose of SPSR

The SPSR shall be conducted in accordance with the terms of this Article 9 and Section 2.4.11 of Exhibit A, L-Band Space Based Network Statement of Work. If any non-conformity is discovered during SPSR, Contractor shall, within three (3) days after SPSR, provide MSV with the full details of such non-conformity, including Contractor’s opinion as to whether such non-conformity, if not corrected, would materially impact the operation and use of the Satellite. Such opinion is for MSV’s consideration only, and shall not be binding on MSV.

9.1.4 SPSR Results

Within three (3) days after completion of the SPSR for a Satellite, MSV shall submit to Contractor:

A. A Certificate of Completion if the result of the SPSR successfully demonstrates compliance with the requirements of Article 9 and Section 2.4.11 of Exhibit A, L-Band Space Based Network Statement of Work. Such Certificate of Completion may specify certain non-conformances which (i) the Parties agree will be fixed at the Launch Site prior to Intentional Ignition; (ii) MSV has agreed to waive irrevocably; or (iii) MSV has agreed to waive irrevocably, unless the Parties agree that such non-conformance(s) may be corrected prior to Intentional Ignition if time permits consistent with the Launch Schedule (in which case Contractor agrees to perform such correction(s)); or

B. A Notice of Non-Conformance if the SPSR discloses any failure to comply with the requirements of Article 9 or Section 2.4.11 of Exhibit A, L-Band Space Based Network Statement of Work. Such Notice of Non-Conformance shall identify the non-conforming requirements that require correction.

If Contractor receives a Certificate of Completion for the SPSR, Contractor shall prepare and transport such Satellite to the Launch Site and proceed with the Launch Readiness Review for such Satellite. If Contractor does not receive a Certificate of Completion, Contractor shall correct or repair each non-conformance with all deliberate speed and resubmit such Satellite for additional testing in accordance with applicable requirements of Exhibit C, L-Band SBN System Test Plan and Exhibit D, Satellite Program Test Plan, and conduct a second SPSR. Such additional testing and second SPSR shall be conducted to the extent relevant and necessary to demonstrate that the Satellite conforms to the requirements of Exhibit B, Technical Requirements for MSV L-Band Space Based Network, after which, MSV shall again notify Contractor under Article 9.1.4(A) or (B), as applicable.

9.2 Other Reviews

9.2.1 General

Contractor shall conduct all other applicable reviews in accordance with the applicable Exhibits. Contractor shall give MSV personnel at least seven (7) days prior written notice of each such review, unless otherwise specified in the applicable Exhibit.

9.2.2 Review Results

Within three (3) Business Days after completion of the applicable review, MSV shall submit to Contractor:

A. A Certificate of Completion if the results of the applicable review demonstrate compliance with the applicable requirements. Such Certificate of Completion may specify certain non-conformances which (i) the Parties agree will be fixed at the Launch Site prior to Intentional Ignition; (ii) MSV has agreed to waive irrevocably; or, (iii) MSV has agreed to waive irrevocably, unless the Parties agree that such non-conformance(s) may be corrected prior to Intentional Ignition if time permits consistent with the Launch Schedule (in which case Contractor agrees to perform such correction(s)).

B. A Notice of Non-Conformance if the performance review discloses any failure to comply with the applicable performance or review requirements. Such Notice of Non-Conformance shall identify the non-conforming requirements that require correction.

If Contractor does not receive a Certificate of Completion, Contractor shall correct or repair each non-conformance with all deliberate speed and resubmit such Deliverable Item for additional testing in accordance with applicable requirements, and conduct a second review. Such additional testing and second review shall be conducted to the extent relevant and necessary to demonstrate that the Deliverable Item conforms to the applicable requirements, after which, MSV shall again notify Contractor under Article 9.2.2(A) or (B), as applicable.

9.3 Launch Agency’s Launch Readiness Review

Contractor shall support the Launch Agency during the Launch Agency’s Launch Readiness Review. If any defect in the Satellite is discovered during the Launch Agency’s Launch Readiness Review, Contractor shall correct such defect at its own cost and expense.

9.4 Inspection Rights; Costs Borne by MSV

MSV, MSV Canada and their designated consultants and agents shall be permitted to attend and witness the tests and reviews set forth in this Article 9. MSV shall be responsible for all costs and expenses incurred by MSV, MSV Canada and their designated consultants and agents in the exercise of its inspection rights under this Article 9, including travel and living expenses.

9.5 Satellite Pre-Shipment Review Certification

Contractor will confirm in writing, consistent with the form in Attachment B, prior to Launch (at the Satellite Pre-Shipment Review) that the Satellite fully conforms to the Contract and there are no defects in such Satellite (taking into account and providing a summary of waivers mutually agreed for such Satellite by the Parties in writing) and that any known defects, failures or anomalies in any Contractor manufactured satellite (either in-orbit or on ground) that may be applicable to such Satellite have been identified by Contractor to MSV and corrected on such Satellite, except where Contractor demonstrates such defect, failure or anomaly is not applicable to such Satellite. In the event the Satellite does not fully conform to the Contract, Contractor shall provide a summary of all deviations that exist and the corrective actions or recommended waivers Contractor intends to employ. Contractor shall provide to MSV (in writing) an updated certification to the above at the Launch Readiness Review. In addition, Contractor shall provide any other certifications, confirmations or other information with respect to the Satellite as reasonably required by MSV’s Launch and In-Orbit Insurance insurers and underwriters and shall take such other action as reasonably requested by MSV or any such insurers or underwriters that is necessary or advisable in order for MSV to obtain Launch and In-Orbit Insurance on reasonable and customary terms.

ARTICLE 10 - ACCEPTANCE

10.1 Space-Based Network Final Acceptance

Final acceptance of the Space-Based Network shall occur upon successful completion of in-orbit SBN Acceptance testing in accordance with the SBN Program Test Plan.

10.2 SBN Acceptance Testing

10.2.1 Conduct and Purpose of SBN Acceptance Test

The SBN Acceptance Test shall be conducted in accordance with the terms of this Article 10 and the SBN Program Test Plan. The purpose of the SBN Acceptance Test with respect to each Space Segment and associated Ground Segment shall be to: (i) review test data and analyses for the SBN; (ii) demonstrate all testing has been completed in accordance with the SBN Program Test Plan; (iii) determine whether such SBN meets the requirements of Exhibit B, Technical Requirements for MSV L-Band Space Based Network; (iv) demonstrate that the Ground Segment is properly integrated into the Space-Based Network. If any non-conformity is discovered during the SBN Acceptance Test, Contractor shall include full details of such non-conformity in the Summary SBN Acceptance Test Report.

10.2.2 SBN Acceptance Test Review

Contractor shall: (i) submit the Summary Space-Based Network Acceptance Test Report at least 24 hours prior to conducting the SBN Acceptance Test review, and (ii) conduct the SBN Acceptance Test review within three (3) days of completing the SBN Acceptance Test, and (iii) provide MSV with a Certificate of Acceptance, all (i) – (iii) in accordance with Section 2.2.13 of Exhibit A, L-Band Space Based Network Statement of Work, the SBN Program Test Plan and this Article 10.

10.2.3 SBN Acceptance – Full Compliance

Within 24 hours after completion of the SBN Acceptance Test review, MSV shall submit to Contractor the Certificate of Acceptance signed by MSV if the results of the SBN Acceptance Test demonstrate that the Space-Based Network complies with the requirements of Article 10.2.1(i-iv) and the SBN Acceptance Test review and the contents of the Summary SBN Acceptance Test Report comply in all material respects with the requirements of Exhibit B, Technical Requirements for MSV L-Band Space Based Network. MSV shall not withhold SBN Acceptance for minor non-conformances. A minor non-conformance is one that is not likely to reduce the usability of the product for its intended purpose, in a non-trivial respect, or is a departure from established standards having little bearing on the effective use or operation of the product. SBN Acceptance does not include integration of the SBN with the S-BSS, the Satellite Operations Centers (SOCs), the CRM or the User Terminals.

10.2.4 Space-Based Network Non-Conformance

MSV shall submit a Notice of Non-Conformance to Contractor if the results of the SBN Acceptance Test demonstrate that the Space-Based Network does not comply with the requirements of Article 10.2.1(i-iv) or if the SBN Acceptance Test review and the contents of the Summary SBN Acceptance Test Report do not comply in all material respects with the requirements of Exhibit B, Technical Requirements for MSV L-Band Space Based Network. To the extent the non-conformity relates to the Ground Segment, or if the non-conformity of the

Satellite can be fixed remotely, Contractor shall promptly correct such deficiencies and resubmit such Space-Based Network for additional testing in accordance with applicable requirements of the SBN Program Test Plan and a second SBN Acceptance Test. Such additional testing and second SBN Acceptance Test shall be conducted to the extent relevant and necessary to demonstrate that the SBN conforms to the requirements specified in Article 10.2.1, after which, MSV shall again notify Contractor under Articles 10.2.3, 10.2.4, or 10.2.5, as applicable. If the sole non-conformity is that the SBN Acceptance Test demonstrates that the Satellite does not conform to Article 10.2.1(iii), Article 10.2.5 shall apply.

10.2.5 SBN Acceptance – Satellite Non-Compliance

If the results of the SBN Acceptance Test demonstrates compliance with Article 10.2.1(i), (ii), (iii) and (iv), except for Article 10.2.1(iii) solely with respect to the Satellite at or after Launch, MSV shall submit to Contractor the Certificate of Acceptance after Contractor has complied with its obligations in Article 13.1.3, and MSV shall not withhold SBN Acceptance, even in the event of a Total Loss or partial loss of the Satellite at or after Launch.

10.3 Post-Eclipse Report

In the event no solar eclipse occurs during the Space-Based Network Test, Contractor shall, at MSV’s request, and subject to making the Satellite and necessary MSV facilities available to Contractor, for the first solar eclipse following completion of Space-Based Network Test, conduct eclipse testing in accordance with the SBN Program Test Plan, and prepare and provide MSV an eclipse test report demonstrating such Satellite meets the applicable performance requirements during an eclipse. In the event the report shows non-compliance with the applicable performance requirements during an eclipse, there may be adjustments to the amounts Contractor may earn pursuant to Article 12.

10.4 Acceptance of Spare Parts

10.4.1 Inspection

With respect to each Spare Part, MSV shall perform acceptance inspection within ten (10) days after such Spare Part arrives at the location designated for Delivery thereof in Article 3.1. The purpose of the acceptance inspection shall be to determine whether each such Spare Part meets applicable Performance Specification requirements as of the date of such delivery, as such requirements may have been modified pursuant to Article 15, Changes.

10.4.2 Acceptance Inspection Results

Within fifteen (15) days after completion of acceptance inspection pursuant to this Article 10 for any Spare Part, MSV shall notify Contractor in writing of the results of such acceptance inspection. In the event that such acceptance inspection demonstrates conformity of such Spare Part to the requirements of the applicable Performance Specification, such Deliverable Item shall be accepted by MSV for all purposes hereunder (“Acceptance” with respect to a Spare Part), and MSV’s notice shall so state. In the event that such acceptance inspection discloses any non-conformance of such Spare Part to the applicable Performance Specification, MSV’s notice shall identify each such non-conformance (with reference to the applicable requirement of the Performance Specification deemed not met), and Contractor shall correct or repair such non-conformance and resubmit such Spare Part for a second acceptance inspection in accordance with this Article 10. Such second acceptance inspection shall be conducted by MSV to verify the Spare Part conforms to the requirements of the applicable Performance

Specification. If MSV fails to provide notice within the time specified, Acceptance shall be deemed to have occurred with respect to such Spare Part.

10.5 Deliverable Data

10.5.1 MSV Approval Required

Deliverable Data requiring MSV approval pursuant to Exhibit A, L-Band Space Based Network Statement of Work, shall be deemed accepted upon MSV’s issuance of a written approval of such Deliverable Data. MSV shall, within ten (10) days after delivery of such Deliverable Data to the location designated in Article 3.1, notify Contractor in writing that such Deliverable Data has been accepted in accordance with Exhibit A, L-Band Space Based Network Statement of Work, or that such Deliverable Data does not comply with the applicable requirements of Exhibit A, L-Band Space Based Network Statement of Work, identifying each such non-conformance (with reference to the applicable requirement of Exhibit A, L-Band Space Based Network Statement of Work, deemed not met). Contractor shall promptly correct any non-compliant aspect of such Deliverable Data identified in such notice from MSV, and re-submit it to MSV for a second acceptance inspection pursuant to this Article 10.5.1. The provisions of this Article 10.5.1 shall thereafter apply to the corrected Deliverable Data. If MSV fails to provide notice within the time specified, such Deliverable Data shall be deemed to be approved.

10.5.2 MSV Approval Not Required

Deliverable Data that does not require MSV approval pursuant to Exhibit A, L-Band Space Based Network Statement of Work, shall be deemed accepted upon delivery of such Deliverable Data to the location designated in Article 3.1 and in a condition that fully conforms to the provisions of this Contract, unless within ten (10) days of delivery, MSV notifies Contractor in writing that such Deliverable Data does not comply with the applicable requirements of the Statement of Work, identifying each such non-conformance (with reference to the applicable requirement of Exhibit A, L-Band Space Based Network Statement of Work deemed not met). Contractor shall promptly correct any non-compliant aspect of such Deliverable Data identified in such notice from MSV and re-submit it to MSV for a second acceptance inspection. The provisions of this Article 10.5.2 shall thereafter apply to the corrected Deliverable Data.

10.6 Training

Acceptance of Training, or any part thereof, required by Exhibit A, L-Band Space Based Network Statement of Work, shall occur upon Contractor furnishing Training, or such part thereof, to MSV in accordance with the Delivery Schedule and in a condition conforming to Exhibit A, L-Band Space Based Network Statement of Work. Any Training furnished to MSV shall be accompanied by written notice from Contractor specifying that portion of the Training being furnished. If such Training or part thereof is unacceptable, MSV shall notify Contractor in writing within fifteen (15) Business Days of completion of such Training or portion thereof, that the Training, or part thereof, does not conform to the requirements of the Exhibit A, L-Band Space Based Network Statement of Work, identifying each such non-conformance (with reference to the applicable requirement of Exhibit A, L-Band Space Based Network Statement of Work deemed not met). Contractor shall, at its cost and expense, promptly correct such non-conformance and shall notify MSV that the corrections have been made. The provisions of this Article 10.6 shall thereafter apply to the corrected Training. If MSV fails to provide notice within fifteen (15) Business Days of completion of Training or any part thereof, Acceptance shall be deemed to have occurred with respect to such Training or part thereof.

10.7 Other Services

Acceptance of other Services provided hereunder (e.g., Launch Support Services and Mission Operations Support Services), or any part thereof, shall occur upon Contractor furnishing such Services, or such part thereof, to MSV in accordance with the Delivery Schedule set forth in Article 3.1 and in a condition conforming to the requirements of this Contract, unless rejected by MSV in writing within ten (10) Business Days after the date MSV has knowledge of the non-conforming condition. To the extent feasible, any such Services furnished to MSV shall be accompanied by written notice from Contractor specifying that portion of the Services being furnished. If such Services or part thereof are unacceptable, MSV shall notify Contractor that the Services, or part thereof, do not conform to the requirements of Exhibit A, L-Band Space Based Network Statement of Work, identifying each such non-conformance (with reference to the applicable requirement of Exhibit A, L-Band Space Based Network Statement of Work deemed not met). Contractor shall promptly correct such non-conformance to the extent feasible and shall notify MSV that the corrections have been made. The provisions of this Article 10.7 shall thereafter apply to the corrected Services.

10.8 Inspection Rights; Costs Borne by MSV

MSV, MSV Canada and their designated consultants and agents shall be permitted to attend and witness the tests and reviews set forth in this Article 10. MSV shall be responsible for all costs and expenses incurred by MSV, MSV Canada and their designated consultants and agents in the exercise of its inspection rights under this Article 10, including travel and living expenses.

10.9 Warranty Obligations

In no event shall Contractor be released from any of its warranty obligations applicable to any Deliverable Item other than Satellites as set forth in Article 14 as a result of such Deliverable Item having been Accepted as set forth in this Article 10.

ARTICLE 11 - TRANSFER OF TITLE AND RISK OF LOSS

11.1 Satellites

Title (free and clear of all Contractor-incurred and subcontractor-incurred liens and encumbrances of any kind) and risk of loss or damage to any Satellite to be delivered under this Contract shall pass from Contractor to MSV at the time of Intentional Ignition of the Launch Vehicle used for the Launch of such Satellite or, depending on the agreement with Launch Agency as selected by MSV, a similar point in time at which the Launch and In-Orbit Insurance Policy identifies as the time at which the risk of loss and damage is covered by the Launch and In-Orbit Insurance Policy; provided, however, in the event of a Terminated Ignition for a Satellite, title and risk of loss or damage to such Satellite shall revert to Contractor upon such Terminated Ignition and shall again pass to MSV upon the subsequent Intentional Ignition of the Launch Vehicle used for Launch of such Satellite. Prior to Launch of a Satellite, the Parties shall cooperate in good faith and agree to appropriate revisions to certain definitions (i.e., Intentional Ignition, Launch, Terminated Ignition, and other related provisions) as required to ensure that (1) risk of loss transfers from Contractor to MSV in a manner that does not result in a lack of insurance coverage for a Satellite at any time between the ground insurance to be provided by Contractor pursuant to Article 26 and the applicable coverage start date for any Launch and In-Orbit Insurance Policy and (2) Contractor is not responsible for loss or damage to a Satellite which manifests itself on such Satellite, as shown by way of example, by telemetry or lack thereof from such Satellite, at a point in time that is prior to Intentional Ignition but where such loss or damage is not covered by Contractor’s Ground Insurance because Contractor can no longer effect an abort to the Launch.

In the event of a Terminated Ignition, Contractor shall inspect the Satellite, if necessary or reasonably required, and provide MSV with a report on the condition of such Satellite along with a recommendation for repair or replacement, if any is required. Thereafter, MSV shall direct Contractor pursuant to Article 15.1 as to how to proceed with any required or desired repairs or storage, except where such Terminated Ignition results from an action on the part of the Contractor, in which case such repairs and storage shall be at Contractor’s expense.

In the event of a Terminated Ignition, after Contractor re-acquires title and risk of loss to the Satellite pursuant to this Article 11.1, the applicable provisions (in accordance with industry standards) of Article 9.1.4 shall apply except as to any damage to the Satellite that may have occurred as a result of the Intentional Ignition followed by Terminated Ignition, the costs of which shall be the responsibility of MSV.

11.2 Deliverable Items Other Than Satellites

Title (free and clear of all Contractor-incurred liens and subcontractor-incurred liens and encumbrances of any kind) and risk of loss of, or damage to, each Deliverable Item (other than Satellites), shall pass from Contractor to MSV upon Acceptance of such Deliverable Item (other than Satellites), pursuant to Articles 10.2 and 10.4. MSV’s rights in Deliverable Data are as set forth in Article 30.

11.3 Security Interest

[***REDACTED***]

ARTICLE 12 - ORBITAL PERFORMANCE INCENTIVES

12.1.1	IOT Threshold Requirements

[***REDACTED***]

12.1.2	Continuing Threshold Requirements
[***REDACTED***]
12.1.3	Daily Rate of Orbital Performance Incentives

[***REDACTED***].

12.1.4 Extended Life Orbital Performance Incentives

[***REDACTED***]

12.1.5 Liquidated Damages Earnback Incentives

[***REDACTED***]

12.1.6 Temporary Outages

[***REDACTED***]

12.1.7 Total Loss of a Satellite

[***REDACTED***]

12.1.8 Losses Attributable to MSV

[***REDACTED***]

12.1.9 Access to In-Orbit Data and Measurements

[***REDACTED***].

12.2 Payment and Interest

12.2.1 Payment of Orbital Performance Incentives

[***REDACTED***]

12.2.2 Interest on Orbital Performance Incentives

[***REDACTED***]

12.3 Storage

[***REDACTED***].

ARTICLE 13 - CORRECTIVE MEASURES IN SATELLITES AND OTHER DELIVERABLE ITEMS

13.1.1 Contractor shall advise Customer as soon as practicable by telephone and confirm in writing any event, circumstance, or development that materially threatens the quality of any Deliverable Items or component parts thereof, including any Satellite, or threatens the Delivery Schedule or Milestone Dates.

13.1.2 Without limiting the generality of the foregoing, if the data available from any commercial satellite manufactured by Contractor or from other satellites of a similar class shows that any Satellite contains a defect, Contractor shall promptly, at its own cost and expense, (i) inform Customer in writing of such defect and (ii) correct such defect in the Deliverable Item, notwithstanding that a payment may have been made in respect thereof, and regardless of prior reviews, inspections, approvals, or acceptances.

13.1.3 At Contractor’s cost and expense, Contractor shall use reasonable efforts to correct any such defect in any Launched Satellite delivered in-orbit hereunder, to the greatest extent that such defect may be corrected by on-ground means, including transmission by Contractor of commands to such Satellite(s), to eliminate or mitigate any adverse impact resulting from any such defect, to establish work-around solutions, or to otherwise resolve such defect. Contractor’s costs and expenses shall be limited to [***REDACTED***] in the aggregate per SBN for all such corrections. Contractor shall coordinate and consult with MSV concerning such on-ground resolution of defects in Launched Satellites.

13.1.4 Contractor shall fulfill the foregoing obligations at its own cost and expense, including all costs arising from charges for packaging, shipping, insurance, taxes, and other matters associated with the corrective measures, unless it is reasonably determined after investigation that MSV directly caused the defect in question, in which case MSV shall pay all such costs.

13.2 Satellite Anomalies

Contractor shall investigate any Satellite Anomaly in any Satellite arising during at a minimum the Satellite Stated Life of the Satellite, and for any period during which Contractor is entitled to earn performance incentives, and known to it or as notified in writing by MSV and shall undertake Satellite Anomaly resolution support Services in accordance with Exhibit A, L-Band Space Based Network Statement of Work. [***REDACTED***]

13.3 MSV Satellite Program Performance

In the event that the Hybrid Network does not provide the functionality and performance required by MSV, notwithstanding the absence of defects by Contractor in the Deliverable Items and Services, Contractor shall cooperate with MSV to implement, on an accelerated basis, adjustments and modifications to the design and production of the Deliverable Items, as feasible, to achieve the required functionality and performance in the most expeditious and cost-effective manner. The parties shall negotiate a change to the Contract pursuant to Article 15, Changes, for the performance of such activities.

ARTICLE 14 - WARRANTY

14.1 Mutual Warranties of Organization; Good Standing, Qualification and Authorization

Each party represents and warrants that:

A. it is a corporation duly organized, validly existing and in good standing under the laws of Delaware (as Contractor’s representation only), and it is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware (as MSV’s representation only);

B. it has all requisite power and authority to own and operate its material properties and assets and to carry on its respective business as now conducted in all material respects;

C. it is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its performance under this Contract;

D. it has all requisite corporate or as applicable limited partnership power and authority to enter into this Contract and to carry out the transactions contemplated by this Contract;

E. the execution, delivery, and performance of this Contract and the consummation of the transactions contemplated by this Contract have been duly authorized by the requisite corporate action of Contractor and do not conflict with any other agreement or obligation to which it is a party or which binds its assets; and

F. this Contract is a valid and binding obligation of Contractor, enforceable in accordance with its terms.

14.2 Warranties for Deliverable Items

14.2.1 Satellites

Contractor warrants that, prior to Intentional Ignition, each Satellite to be delivered under this Contract shall be manufactured and will perform in conformity with Exhibit B, Technical Requirements for MSV L-Band Space Based Network, and be free from defects for three (3) years after the SPSR, or in the case of batteries, two (2) years after SPSR. After Intentional Ignition, unless and to the extent of a Terminated Ignition, Customer’s exclusive remedy for Satellite performance shall be limited to Contractor’s performance of its obligations under Article 13 and the withholding of Orbital Performance Incentive Payments in accordance with Article 12.

14.2.2 Deliverable Items of Hardware Other Than Satellites and all Software

Contractor warrants that each Deliverable Item of hardware other than the Satellites and all software delivered under this Contract shall be manufactured and developed in conformity with the Performance Specification applicable to such Deliverable Item and will be free from defects in materials and workmanship during the period commencing on the date of SBN Acceptance and ending on the second anniversary thereof (the “Warranty Period”).

A. During the period specified in Article 14.2.2 for any Deliverable Item of hardware other than a Satellite and all software, any non-conformance or defect discovered in such Deliverable

Item and notified to Contractor shall be remedied by Contractor at Contractor’s expense by repair or replacement of the defective component (at Contractor’s election). For any such Deliverable Item, Contractor shall determine if correction, repair or replacement is required to be performed at Contractor’s plant. If required, MSV shall ship to Contractor’s designated facility any such Deliverable Item. Contractor shall be responsible for the cost of shipment (including transportation and transit insurance) of any such Deliverable Item to such facility, and the cost of packing and return shipment (including transportation and transit insurance) of any such Deliverable Item once repaired or replaced to MSV at the location designated by MSV. Risk of loss for such Deliverable Item shall transfer to Contractor upon delivery by MSV of such Deliverable Item to the shipping carrier by MSV, and risk of loss shall transfer to MSV for any such Deliverable Item once repaired or replaced pursuant to this Article 14.2.2(A) upon receipt thereof by MSV at the location designated by MSV. If returning a component for repair is not commercially practical, Contractor shall repair the defective component on site, at Contractor’s expense, including travel expenses. Contractor represents, warrants, and covenants that all equipment comprising the Deliverable Items shall be new, except to the extent that Contractor re-works, re-manufactures or replaces components or parts during the course of the program in accordance with Exhibit G and in accordance with Contractor’s quality assurance practices. Following the Initial Operations Period, Contractor shall, at MSV’s option and renewable on an annual basis, provide an extended warranty for the Ground Segment and/or components. If Contractor fails or is unable to repair or replace such non-conforming or defective component within a reasonable period of time after notification from MSV, MSV may, by contract or otherwise, repair or replace such non-conforming or defective component and Contractor shall be liable for the reasonable cost thereof.

B. Any item or any component corrected, repaired or replaced under warranty shall be warranted on the terms of this Article for the longer of ninety (90) days or the duration of the warranty of the original item or component.

C. If, during the Warranty Period, Contractor is required to repair a particular component or subassembly of the Ground Segment more than three (3) times in any rolling 12-month period, Contractor shall replace such defective component or subassembly in its entirety at no charge.

14.2.3 Spare Parts

Contractor shall provide MSV with a plan for maintaining Spare Parts, including a list of all mission-critical replacement level parts. Such plan shall take into account delivery times for limited source and long-lead items. MSV has the option to purchase the Spare Parts inventory in accordance with the list attached as Exhibit L pursuant to Article 2.2.9. If MSV purchases the Spare Parts inventory in Exhibit L, at the end of the Initial Operations Period, the Spare Parts inventory shall be fully-replenished by Contractor. Any Spare Part purchased shall be warranted in accordance with this Article for a period of one (1) year from the later of (i) the date of delivery to MSV or (ii) SBN Acceptance.

14.2.4 Software Warranty

Contractor shall deliver Software free of material defects. In addition to the general warranty set forth in Article 14.2.2, through the Initial Operations Period, Contractor shall correct material software errors and bugs, and provide any patches and updates to bring the software in conformance with Exhibit A, L-Band Space Based Network Statement of Work, and applicable Performance Specifications (collectively, “Software Corrections”), and Contractor shall make upgrades, enhancements and releases (collectively, "Software Updates") available to MSV at a commercially reasonable price. Such Software Corrections and Software Updates shall be tested to bring the software in conformance with the Performance Specifications prior to release. Without limiting Contractor’s warranty obligations, to the extent that Contractor has been given the right within its agreements, Contractor shall pass through to MSV the benefits of any warranties to which Contractor is entitled to by virtue of Contractor’s purchase of ground software from the manufacturers, lessors or licensors of such items. Following the Initial Operations Period, Contractor shall, at MSV’s option, and renewable on an annual basis, perform software warranty services.

14.2.5 No Virus

Contractor represents and warrants that (i) it shall ensure that no Viruses are coded or introduced into the Work; (ii) it shall not introduce into the Work any code that would have the effect of disabling or otherwise shutting down all or any portion of the Work; and (iii) it shall not develop, or seek to gain access to the Work through, any special programming devices or methods, including trapdoors or backdoors, to bypass any MSV security measures protecting the Work. If a Virus is present in the Ground Segment at Acceptance, or upon delivery of an update or item replaced during the warranty period, or at any time during the Initial Operations Period, Contractor shall remove the Virus, assist MSV in reducing the effects of the Virus, and assist MSV with mitigating and restoring any such losses of operational efficiency or data that arise as a result of Virus, all at Contractor’s expense. In no event shall Contractor invoke any disabling code at any time, including upon expiration or termination of the Contract (in whole or in part) for any reason, without MSV’s prior written consent.

14.2.6 Training and Services

Contractor warrants that the Training and other Services it provides to MSV pursuant to this Contract will conform to the highest professional standards of the commercial aerospace and satellite communications industry practice for work similar in type, scope, and complexity to the Work.

14.2.7 Deliverable Data

All Deliverable Data shall be complete, correct and up to date, and shall otherwise conform with the requirements of this Contract.

14.2.9 Title

Contractor represents and warrants it shall provide good and salable in commerce title, free and clear of any liens, security interest, claims or any other encumbrances of any kind, at the time title passes to MSV pursuant to Article 11 (Title and Risk of Loss).

14.2.10 Intellectual Property

Contractor represents, to the best of its knowledge, that (i) it is either the owner of, or authorized to use and incorporate, any Intellectual Property utilized or incorporated in any Deliverable Item or the manufacture of any Deliverable Item; and (ii) neither the Work nor any Intellectual Property (other than MSV’s Intellectual Property) utilized or incorporated in any Deliverable Item or the manufacture of any Deliverable Item shall infringe any Intellectual Property Right of any third party, provided that Contractor makes no representations as to infringement with respect to any software or item that is (i) used or combined with any other software or other items not provided, recommended, or approved by Contractor, its suppliers or subcontractors, or (ii) modified by MSV for its subcontractors (other than Contractor) when, in each case, the infringement would have not occurred but for such combination, use, or modification, unless such combination, use or modification was intended. As of EDC, Contractor is not aware of any claim or potential claim to the contrary by any third party. Customer shall not be required to pay any license fees or royalties apart from those included in the Firm Fixed Price for use of any Intellectual Property utilized or incorporated in any Deliverable Item or the manufacture of any Deliverable Item.

14.2.11 Expeditious Remediation

Contractor shall perform its obligation under this Article with respect to the SBNs in an expeditious manner so as to minimize any interruption or risk of interruption to the functioning of the Hybrid Network.

14.2.12 Pass-Through Warranties

In addition to the warranties set forth in this Article 14.2, to the extent Contractor has any rights or is the beneficiary of any warranties or representations from any third party with respect to any Deliverable Items, Contractor shall assign such rights and benefits to MSV; provided, however, if such assignment is prohibited under the agreement between Contractor and such third party, MSV shall be deemed to be a third party beneficiary of any such agreements.

14.2.13 Disclaimer

EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS ARTICLE 14.2, CONTRACTOR HAS NOT MADE NOR DOES IT HEREBY MAKE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO ANY SATELLITE OR ANY OTHER DELIVERABLE ITEM.

14.3 Use Conditions Not Covered by Warranty

With respect to Deliverable Items of hardware other than the Satellites, the warranty under this Article 14 shall not apply to the extent a repair or parts replacement is required as a result of the unauthorized alteration or modification or with respect to defects resulting from MSV’s (or its designee’s) improper handling, storage, operation or installation, except, in all of the foregoing cases, when caused, authorized or directed by Contractor. The warranty provided pursuant to this Article 14 is conditioned upon Contractor being given access, if required, to Deliverable Items delivered at MSV’s facility in order to effect any repair or replacement thereof. [***REDACTED***]

14.4 Quality Assurance

Contractor shall maintain compliance with the ISO 9001 series approach to quality in the performance of all of its obligations under the Contract.

14.5 Post-Warranty Support

Contractor shall use commercially reasonable efforts to ensure that software support and spare parts may be procured for the Ground Segment and ground-based components of the Space Segment for the duration of its expected life. After the Initial Operations Period and at MSV’s request, Contractor shall sell additional spare parts (those not included in the then-current replenished spare parts inventory) to MSV and/or its Service Providers on commercially reasonable terms and prices.

14.6 Source Code Escrow

To the extent that it has the right to do so, and to the extent that such source code is MSV specific, Contractor shall place such code version of software licensed to MSV and necessary for use in the operations and maintenance of the SBN in escrow, at MSV’s expense, for release to MSV (or its designee) upon the failure of Contractor to maintain and support the software as set forth in the Contract or in the event of the insolvency or bankruptcy of Contractor. Notwithstanding the foregoing, any Termination for Default, Termination for Convenience or any Breach shall not give rise to enabling MSV to access any such source code.

ARTICLE 15 - CHANGES

15.1 Changes Requested by MSV

15.1.1 Scope

MSV may, in writing, request a change in the Work within the general scope of this Contract to:

A. Order work in addition to the Work provided for herein; or

B. Modify the whole or any part of the Work provided for herein; or

C. Direct stop Work, by one or more orders, up to an aggregate of eighteen (18) months.

15.1.2 Response to Change Request

1)

Contractor shall respond in writing to any such requested change within thirty (30) days after receipt of such requested change, unless the change request is designated as “urgent” by MSV, in which case Contractor shall respond within seven (7) days after its receipt of such change request. In the case of a stop Work direction, Contractor shall stop Work immediately to the extent specified by MSV. If such change request causes an increase or decrease in the cost or the time required for completion of the Work to be provided, or otherwise affects any other provision of this Contract, such response shall provide a non-binding preliminary estimate of the impact of the change request on the Firm Fixed Price (including costs associated with processing of the change request), Delivery Schedule and other provisions of this Contract. Contractor shall use commercially reasonable efforts to propose and perform the changed Work in a manner that mitigates MSV’s costs and any Delivery Schedule delays. [***REDACTED***]

Changes required by the obsolescence of components of the Ground Segment prior to delivery shall be made by Contractor at Contractor’s cost and expense. If MSV desires to proceed with the change after receipt of Contractor’s preliminary estimate, MSV and Contractor shall cooperate and negotiate in good faith and agree in a timely manner to equitable adjustments in the Firm Fixed Price, Delivery Schedule and other affected provisions of this Contract, and this Contract shall be amended in writing accordingly in accordance with Article 35.5. In the event the Parties fail to agree on an adjustment (upward or downward) to the Firm Fixed Price, Delivery Schedule or other affected provisions of this Contract with respect to a requested change, then MSV may direct Contractor to proceed with the requested change, in which case, Contractor shall proceed with the directed change. The Parties shall continue to negotiate the adjustments to the Contract, and pending completion of such negotiations and as a condition for Contractor being obligated to proceed with the directed change, the Parties in good faith shall agree upon and establish a reasonable payment schedule adjustment to compensate Contractor for the Work performed pursuant to the directed change, which payment schedule shall be adjusted as part of the negotiated settlement for the directed change. [***REDACTED***].

15.1.3 Mitigation of Stop Work Costs

Contractor shall use commercially reasonable efforts to require its subcontractors with Major Subcontracts to agree to a stop Work provision that minimizes Contractor’s costs and is consistent with the terms of this Article 15.1. In the event of a stop Work, Contractor shall use commercially reasonable efforts to mitigate costs and shall cooperate in good faith with MSV in connection with actions taken by Contractor with respect to its subcontractors.

15.1.4 Tolling of Payments

Notwithstanding the foregoing, in the event MSV directs a stop Work, all payments due Contractor (except for payments due and payable prior to the date of the stop Work order) shall be tolled and shall not accrue for the duration of the stop Work order (up to the cumulative maximum period provided in Article 15.1.1 above). If after issuing a stop Work order, MSV directs Contractor to resume Work, the Delivery Schedule, Price and affected terms of this Contract shall be equitably adjusted due to such Work stoppage pursuant to Article 15.

15.1.5 Contractor Requested Changes

2)

Any changes requested by Contractor during the performance of this Contract, including requested waivers and deviations (“Request for Deviation/Waiver” or “RDW”) and Contract Change Notices (“CCN”), within the general scope of this Contract, which will add or delete Work, affect the design of the SBNs, change the method of shipment or packing, or the place or time of Delivery, or will affect any other requirement of this Contract, shall be submitted in writing to MSV thirty (30) days prior to the proposed date of the change. If such Contractor requested change causes an increase or decrease in the total price or other terms of this Contract, Contractor shall submit a proposal to MSV supported by a detailed Cost Basis of Estimate (“BOE”). [***REDACTED***].

MSV shall notify Contractor in writing within fifteen (15) days after receipt of the requested change proposal, whether or not it agrees with and accepts such change. If the change request is designated as “urgent” by Contractor, or is a RDW or CCN, MSV shall respond within seven (7) days after its receipt of such change request. If MSV agrees with and accepts the Contractor requested change, Contractor shall proceed with the performance of the Contract as changed and an amendment to the Contract reflecting the change proposal, shall be issued. If MSV does not agree with such Contractor requested change, or if MSV fails to notify Contractor within the applicable time period, such change shall be deemed rejected. In the event the Parties are unable to reach agreement on such change, or price adjustment, if any, or both, or if the change is rejected, Contractor shall proceed with the performance of the Contract, as unchanged. [***REDACTED***]

ARTICLE 16 - FORCE MAJEURE

16.1 Definition

Contractor shall not be responsible for late delivery due to a Force Majeure Event. A “Force Majeure Event” shall be any event beyond the reasonable control of Contractor or its suppliers and subcontractors and shall include, but not be limited to: (1) acts of God; (2) acts of a government (including the suspension, withdrawal, or non-renewal of export or import licenses essential to the performance of the Contract, provided that such suspension, withdrawal, or non-renewal is not caused by the failure of Contractor to properly execute its license application responsibilities and/or to comply with applicable law); (3) war and warlike events; (4) catastrophic weather conditions such as floods, tornadoes and typhoons; (5) fire, earthquakes, epidemics, quarantine restrictions; (6) strikes, lockouts and other industrial disputes; and (7) sabotage, riot and embargoes; provided written notice is given to MSV, in writing, within ten (10) Business Days after Contractor’s performance has been impacted by the occurrence of such Force Majeure Event and further provided such Force Majeure Event is not caused by the failure of Contractor or its suppliers or subcontractors to perform their obligations under this Contract. [***REDACTED***] Such notice to be provided by Contractor, as required by the preceding provisions, shall include a detailed description of the portion of the Work known to be affected by such delay. In coordination with MSV and subject to MSV’s prior written approval where reasonably appropriate under the circumstances, Contractor shall use best reasonable efforts to avoid or minimize and/or work around such delay through the implementation of any work-around plans, alternate sources, or other means Contractor may reasonably utilize to minimize a delay in performance of the Work. Contractor shall also provide MSV prompt written notice when the Force Majeure Event appears to have ended.

16.2 Force Majeure Dispute

In the event MSV disputes any Force Majeure Event, MSV shall inform Contractor in writing within ten (10) Business Days from the date of receipt of written notice of the event purportedly constituting the Force Majeure Event and, if the Parties have not resolved the Dispute within ten (10) Business Days of Contractor’s receipt of such written notice from MSV, the Dispute shall be resolved pursuant to Article 23.

16.3 Equitable Adjustments

Upon the occurrence of any Force Majeure Event that causes a delay in Contractor’s performance of its obligations hereunder, an equitable adjustment shall be negotiated in the Delivery Schedule and other portions of this Contract affected by the Force Majeure Event; provided, however, Contractor acknowledges and agrees, there shall be no adjustment to the Firm Fixed Price due to any Force Majeure Event.

16.4 Maximum Force Majeure

[***REDACTED***].

ARTICLE 17 - MSV RESPONSIBILITIES

17.1 MSV Responsibilities

MSV shall be responsible for its obligations identified in these terms and conditions and in Exhibit A, L-Band Space Based Network Statement of Work. In addition, MSV shall:

(i) obtain launch and in-orbit insurance coverage prior to Launch for both the MSV 1 and MSV 2 Satellites consistent with MSV’s obligations under its existing High Yield debt indenture, including coverage of Contractor and its subcontractors’ operation of the Satellite through handover of the Satellite to MSV. MSV shall obtain from its insurers waivers of any subrogation rights against Contractor or its Affiliates or subcontractors, and shall provide evidence of such waivers to Contractor sixty (60) days prior to Launch of the Satellite and a certificate of such insurance coverage at Contractor’s request. MSV shall provide Contractor with the definitions of Total Loss and partial loss after it has purchased such insurance.

[***REDACTED***]

17.2 MSV’s Delay in Performance

If the performance of all or any part of the Work required of Contractor under this Contract is delayed or interrupted by MSV’s failure to perform its contractual obligations hereunder within the time specified in this Contract (“MSV Delay”), Contractor shall provide MSV written notice of such MSV Delay and the anticipated impact of the MSV Delay, prior to or as soon as reasonably practicable after Contractor’s performance has been impacted by a MSV Delay. Contractor shall be entitled to an equitable adjustment in the Firm Fixed Price and Delivery Schedule and terms affected, after the date such notice is given, by such failure to perform by MSV pursuant to Article 15, Changes. Any adjustment made pursuant to this Article 17 shall be formalized by the execution of an amendment to this Contract in accordance with Articles 15 and 35.5 wherein such adjustments shall be recorded. At MSV’s written request pursuant to Article 15, Contractor shall use best reasonable efforts to avoid or minimize and/or work around any delay resulting from such MSV Delay through the implementation of any work-around plans, alternate sources, or other means Contractor may utilize or expect to utilize to minimize a delay in performance of the Work.

ARTICLE 18 - LIQUIDATED DAMAGES FOR LATE DELIVERY

18.1 Acknowledgement of MSV Losses

The Parties acknowledge and agree that failure to meet the Delivery Schedule specified in Article 3.1 and failure to achieve SBN Acceptance will cause substantial financial loss or damage being sustained by MSV. The Parties further acknowledge and agree that the following liquidated damages are believed to represent a genuine and reasonable estimate of all losses (including non-productive time and increased cost of money) that would be suffered by MSV by reason of any such delay (which losses would be difficult or impossible to calculate with certainty).

18.2 Liquidated Damages for Late SBN Acceptance

[***REDACTED***]

18.3 Offset

Any amounts due in accordance with this Article 18 shall be, at MSV’s election, either (i) credited to MSV against any outstanding or future invoices hereunder or (ii) paid by Contractor to MSV within thirty (30) days of issuance of an invoice from MSV.

18.4 Remedy

Such damages shall be MSV’s sole remedy and compensation for Contractor delays with respect to late delivery of a Satellite during the time period set forth above; provided, however, MSV retains all rights and remedies under Article 22 regarding termination for default and Article 22.3 regarding termination for excessive force majeure.

18.5 Paid Liquidated Damages Earnback

[***REDACTED***].

ARTICLE 19 - INTELLECTUAL PROPERTY INDEMNITY

19.1 Indemnification

Contractor, at its own expense, shall defend, indemnify and hold harmless MSV and its Affiliates and their respective directors, officers, employees, shareholders, and agents, from and against any Losses based on, arising from or in connection with any third party claim, suit or allegation that the manufacture of any Deliverable Item or any part thereof or the intended use, lease or sale or offer for sale of any Deliverable Item or any part thereof infringes, in the intended service area, any third party Intellectual Property Right or embodies any misappropriated trade secret (each, an “Intellectual Property Claim”). [***REDACTED***]

19.2 Additional Measures

[***REDACTED***]

19.3 Combinations and Modifications

Contractor shall have no liability under this Article 19 for any Intellectual Property Claim arising solely from: (i) use of any Deliverable Item in combination with other items not provided by Contractor or its suppliers or subcontractors; or (ii) MSV’s modification of the Deliverable Item, except where such modification was made by or for MSV due to Contractor’s failure to perform a contractual obligation.

19.4 Sole Remedies

The remedies set forth in this Article 19 are MSV’s sole and exclusive remedies for or related to any Intellectual Property Claim.

ARTICLE 20 - GENERAL INDEMNITY

20.1 Contractor’s Indemnity

Contractor, at its own expense, shall defend, indemnify and hold harmless MSV and its Affiliates and their respective directors, officers, employees, shareholders, and agents, from and against any Losses based on, arising from or in connection with any allegations by third parties regarding any of the following: (i) claims for injury to persons or real or tangible personal property damage, but only if and to the extent such Losses were caused by, or resulted from, a negligent act or omission or willful misconduct of Contractor or its employees, subcontractors, agents or representatives and (ii) Contractor’s breach of its obligations under Articles 7, 14, 26, and 29.

20.2 MSV’s Indemnity

MSV, at its own expense, shall defend, indemnify and hold harmless Contractor and its Affiliates, and their respective directors, officers, employees, shareholders and agents, from and against any Losses based on, arising from or in connection with any allegations by third parties regarding any of the following: (i) for claims for injury to persons or real or tangible personal property damage, but only if and to the extent such Losses were caused by, or resulted from, negligent acts or omissions or willful misconduct of MSV or its employees or representatives and (ii) MSV’s breach of its obligations under Articles 7, 26, and 29.

20.3 Conditions to Indemnification

The right to any indemnity set forth in this Contract shall be subject to the following conditions:

20.3.1 Notice

The Party seeking indemnification (the “Indemnified Party”) shall promptly advise the other Party (the “Indemnifying Party”) in writing of the filing of any suit or of any written or oral claim for which it seeks indemnification upon receipt thereof and shall provide the Indemnifying Party, at its written request, with copies of all documentation relevant to such suit or claim. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Contract except to the extent it can demonstrate that it was prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the Indemnified Party, but no later than a reasonable time before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense or settlement of that claim (a “Notice of Election”).

20.3.2 Control of Action

If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, so long as it is actively defending such claim, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (ii) where the Indemnified Party is so represented, the Indemnifying Party shall keep counsel of the Indemnified Party informed of each step in the handling of any such claim; and (iii) the Indemnified Party shall provide, at the Indemnifying Party's request and expense, such assistance and information as is available to the Indemnified Party for the defense and settlement of such claim and (iv) the Indemnifying Party shall obtain the indemnified Party’s approval, which shall not be unreasonably withheld, before entering into any non-monetary settlement of such claim or ceasing to defend against such claim.

20.3.3 Right of Indemnified Party to Defend/Settle

If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period or fails actively to defend such claim, the Indemnified Party shall have the right to defend and/or settle the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. Provided that the Indemnified Party acts in good faith, it may settle such claim on any terms it considers appropriate under the circumstances without in any way affecting its right to be indemnified hereunder. The Indemnifying Party shall promptly reimburse the Indemnified Party for all such costs and expenses.

20.4 Waiver of Subrogation

Each Party shall obtain a waiver of subrogation and release of any right of recovery against the other Party and its Affiliates, contractors and subcontractors at any tier (including suppliers of any kind) and their respective directors, officers, employees, shareholders and agents, that are involved in the performance of this Contract from any insurer providing coverage for the risks such Party has agreed to indemnify against under this Article 20.

ARTICLE 21 - TERMINATION FOR CONVENIENCE

21.1 Right to Terminate

MSV may terminate this Contract without cause, in whole or in part, by giving Contractor written notice; provided, however, MSV may not terminate this Contract as to a Satellite after the SPSR of such Satellite. In the event of such termination, Contractor will cease Work as directed in the termination notice.

21.2 Termination Liability

21.2.1 Termination in Whole or of an Entire SBN

[***REDACTED***]

21.2.2 Partial Termination of an SBN

In the event MSV terminates work under this Contract with respect to only a portion of an SBN (including the Space Segment portion, or one or more gateways related to a Ground Segment), pursuant to this Article 21.2.2 (“Termination in Part”) and is termination other than termination of an entire SBN (addressed in Article 21.2.1), such termination shall be treated as a change pursuant to Article 15.

21.2.4 Maximum Liability

[***REDACTED***].

21.2.5 Total Discharge

Payment of the amount payable by MSV to Contractor pursuant to Articles 21.2.1 or 21.2.2, as applicable, shall constitute a total discharge of MSV’s liability to Contractor for termination pursuant to this Article 21.

21.3 Disposition of Work

Upon payment by MSV to Contractor of the termination liability amounts due under Article 21.2, MSV may:

(i) require Contractor to transfer title and risk of loss to MSV to all or any part of the Deliverable Items terminated (including any associated Work-in-Process and Finished Goods) and Contractor shall, upon direction of MSV, protect and preserve property at MSV’s expense in the possession of Contractor or its subcontractors in which MSV has an interest and shall facilitate access to and possession by MSV of items comprising all or part of the Work terminated; or

(ii) require Contractor to make a reasonable, good faith effort to sell such items and to remit any sales proceeds to MSV less a deduction for actual costs of disposition reasonably incurred; provided that to the extent Contractor’s compliance with this Article 21.3(ii) requires governmental approvals and Contractor cannot, with the exercise of commercially reasonable efforts, procure such approvals, Contractor shall be excused from performing its obligations under this Article 21.3(ii).

21.4 Contractor Responsibilities

In the event of a termination under this Article 21, Contractor shall take all commercially reasonable actions to mitigate its costs of termination and shall:

A. place no further orders or subcontracts for materials, services, or facilities to the extent they relate to the performance of the terminated Work;

B. terminate orders and subcontracts to the extent they relate to the performance of the terminated Work;

C. settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts for materials, services, or facilities; and

D. take such action as may be reasonably necessary for the protection and preservation of the property related to this Contract that is in the possession of Contractor or any subcontractor and in which MSV has or may acquire an interest.

ARTICLE 22 - TERMINATION FOR DEFAULT, EXCESSIVE FORCE MAJEURE

22.1 MSV Right of Termination

22.1.1 Right to Terminate

[***REDACTED***].

22.1.2 Termination Liability

[***REDACTED***]

22.1.3 Contractor’s Reimbursement for MSV-Retained Work

[***REDACTED***]

22.1.4 Invalid Default Termination

If, after termination pursuant to this Article 22.1, it is finally determined pursuant to Article 23 or written agreement of MSV that Contractor was not in default under Article 22.1.1, or that the default was excusable under Articles 16 or 17, the rights and obligations of the Parties shall be the same as if the termination had occurred under Article 21.

22.1.5	No Termination Rights

In no event shall MSV have the right to terminate the Contract for default in whole after Acceptance of a SBN. Further, in no event shall MSV have the right to terminate the Contract for default for one of the SBNs if there is Total Loss or partial loss of the Satellite associated with the particular SBN at or after Launch of such Satellite.

22.2 Contractor Right of Termination

22.2.1 Right to Terminate

[***REDACTED***]

22.2.2 Termination Liability

In the event of termination pursuant to this Article 22.2, Contractor shall be paid as if such termination were for convenience pursuant to Article 21, plus any late payment interest due pursuant to Article 5.3. Payment of any amount by any Financing Entity on behalf of MSV shall relieve MSV from its obligation to make such payment in the corresponding amount. Payment of the total amounts (termination for convenience amounts plus interest on outstanding invoices) payable by MSV pursuant to this Article 22.2.2 shall constitute a total discharge of MSV’s liabilities to Contractor for termination pursuant to this Article 22.2.

22.2.3 Disposition of the Work

Upon completion of all payments to Contractor in accordance with Article 22.2.2, MSV may require Contractor to transfer title and risk of loss to MSV to such Deliverable Items, Work-in-Process and Finished Goods. In lieu of taking immediate possession of Deliverable Items, Work-in-Process and Finished Goods as provided in the preceding sentence, upon direction of MSV, Contractor shall protect and preserve Deliverable Items, Work-in-Process and Finished Goods at MSV’s expense and shall facilitate access to and possession by MSV to such Deliverable Items, Work-in-Process and Finished Goods. Alternatively, MSV may request Contractor to make a reasonable, good faith effort to sell such items and to remit any sales proceeds to MSV less a deduction for actual costs of disposition reasonably incurred. To the extent Contractor’s compliance with this Article 22.2.3 requires governmental approvals and Contractor cannot, with the exercise of commercially reasonable efforts, procure such approvals, Contractor shall be excused from performing its obligations under this Article 22.2.3. Contractor shall be entitled to retain possession and title to the Deliverable Items and Work-in-Process and Finished Goods in its possession unless and until all payments due Contractor are paid under the Contract as a result of the termination by Contractor. If MSV fails to pay the undisputed amounts due Contractor, after an additional sixty (60) days cure period, Contractor may use or dispose of Deliverable Items and Work-in- Process and Finished Goods in any manner Contractor may elect. In such case, the fair market value of any Deliverable Items, Work-in-Process and Finished Goods used or disposed of by Contractor shall be set-off against MSV’s termination liability under Article 22.2.2.

22.2.4 Contractor Responsibilities

In the event of a termination under this Article 22.2, Contractor shall comply with the requirements of Article 21.4.

22.3 Excessive Force Majeure

22.3.1 [***REDACTED***]

22.3.2 [***REDACTED***].

22.3.3 [***REDACTED***].

22.4 Termination Assistance

[***REDACTED***].

22.5 Limitation on Right to Terminate

Except as specified in this Contract, neither Party shall have any right to terminate or suspend this Contract.

ARTICLE 23 - DISPUTE RESOLUTION

Any dispute, claim, or controversy between the Parties arising out of or relating to this Contract (“Dispute”), including any Dispute with respect to the interpretation, performance, termination, or breach of this Contract or any provision thereof shall be resolved as provided in this Article 23.

23.1 Informal Dispute Resolution

Prior to the initiation of formal Dispute resolution procedures, the Parties shall first attempt to resolve their Dispute informally, in a timely and cost-effective manner, as follows:

A. If, during the course of the Work, a Party believes it has a Dispute with the other Party, the disputing Party shall give written notice thereof, which notice will describe the Dispute and may recommend corrective action to be taken by the other Party. Contractor Program Manager shall promptly consult with MSV Contract Manager in an effort to reach an agreement to resolve the Dispute.

B. In the event agreement cannot be reached within ten (10) days of receipt of written notice, either Party may request the Dispute be escalated, and the respective positions of the Parties shall be forwarded to an executive level higher than that under (A) above for resolution of the Dispute.

C. In the event agreement cannot be reached within twenty (20) days of receipt of written notice, either Party may request the Dispute be escalated, and the respective positions of the Parties shall be forwarded to the Chief Executive Officer (CEO) of MSV and the Vice President, Boeing Satellite Systems, Inc. for resolution of the Dispute.

D. In the event agreement cannot be reached under paragraphs A – C of this Article 23.1 within a total of thirty (30) days after receipt of the written notice described in Article 23.1(A), such dispute shall, at the request of either Party, be referred to a mediator or mediation panel jointly selected by the Parties for mediation and conciliation. If the Parties are unable to agree on a mediator or mediation panel within five (5) days following such request, the provisions of Article 23.2 shall apply.

The mediation and conciliation shall be without prejudice and non-binding. Any evidence given or statements made in the course of the mediation and conciliation may not be used against a Party in any other proceedings.

The cost of mediation and conciliation shall be shared equally by the Parties. Each Party shall bear the cost of preparing and presenting its own case.

23.2	Litigation

If the Parties are unable to resolve the dispute as a result of such mediation and conciliation, or if neither Party desires to pursue mediation and conciliation, such dispute may be referred on the application of either Party for final determination in the United States District Court for the Southern District of New York, and the Parties hereby waive any objection to that venue and that court’s exercise of personal jurisdiction over the case; provided further that if, for any reason, such court does not have or refuses to exercise subject matter jurisdiction over the Dispute, then litigation as permitted herein may be brought in the Supreme Court for New York County. The Parties hereby irrevocably consent to the exercise of personal jurisdiction by the state and federal courts in the State of New York concerning any Dispute between the Parties. If, for any reason, neither the state nor federal courts in New York will exercise jurisdiction over the Dispute, then litigation as permitted herein may be brought in any court of competent jurisdiction in the United States of America.

23.2.3 Choice of Laws

In resolving any Dispute the laws of the State of New York shall apply, without reference to its conflicts of laws rules, and shall take into account usages, customs and practices in the performance of contracts for the purchase and sale of commercial communications satellites.

23.2.4 Costs and Expenses

Each Party shall bear its own costs and expenses.

23.4 Continued Performance

Unless the Dispute involves a termination of the Contract under Articles 21 or 22.1: (i) pending final resolution of any Dispute, each Party shall, unless directed otherwise by the other Party in writing, perform all its obligations under this Contract to the extent undisputed and practical to do so, including the obligation to take all steps necessary during the tendency of the Dispute to ensure the Work will be performed within the time stipulated or within such extended time as may be allowed under this Contract; and (ii) failure to pay disputed amounts shall not excuse failure to so perform the Work.

ARTICLE 24 - INTER-PARTY WAIVER OF LIABILITY FOR A LAUNCH

24.1 Launch Services Agreement Inter-Party Waiver of Liability

24.1.1 Inter-Party Waiver

Each Party hereby agrees to be bound by the no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions required by the Launch Services Agreement with respect to each Launch and to cause their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of Launch Support Services under this Contract and any other person having an interest in any Satellite (including non-consumer customers of MSV) to accede to such waiver and indemnity, which in every case shall include claims against the Launch Agency, either Party and their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of this Contract. The Parties shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence their respective agreements to be bound by such waivers.

24.1.2 Waiver of Subrogation

The Parties also shall obtain from their respective insurers, and shall require their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of Launch Support Services under this Contract and any other person having an interest in any Satellite (including non-consumer customers of MSV to obtain from their respective insurers, an express waiver of such insurers' rights of subrogation with respect to any and all claims that have been waived pursuant to this Article 24.

24.2 Indemnity Related to the Inter-Party Waiver of Liability

Each Party shall indemnify against and hold harmless the other Party and its contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of this Contract, from and against any claim made by the Indemnifying Party or any of its contractors and subcontractors (including suppliers of any kind) that are involved in the performance of the Contract, or by any person having an interest in any Satellite (including non-consumer customers of MSV), or by insurer(s) identified in Article 24.1, resulting from the failure of the Indemnifying Party to waive any liability against, or to cause any other person the Indemnifying Party is obligated to cause to waive any liability against, the Launch Agency, the other Party or either of their contractors and subcontractors at any tier (including suppliers of any kind) involved in the performance of this Contract. The Parties shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence their respective agreements to be bound by such indemnifications.

24.3 Survival of Obligations

The waiver, indemnification and hold harmless obligations provided in this Article 24 shall survive and remain in full force and effect, notwithstanding the expiration or termination of this Contract.

ARTICLE 25 - MAJOR SUBCONTRACTS

25.1 Selection of Major Subcontractors

Selection of any Major Subcontractor, whether as an initial selection or as a replacement selection, shall be subject to MSV’s prior written approval. Contractor shall provide MSV with a copy of the full text of any Major Subcontract (including technical content but excluding price payment schedule, or other financial data) promptly upon execution thereof. The Major Subcontractors identified below are approved by MSV:

ViaSat	GBBF
[***REDACTED***]

MSV’s approval of any Major Subcontractor or subcontractor shall not relieve Contractor from any obligations or responsibilities under this Contract.

25.2 Step-In Payment Rights

Contractor shall notify MSV within five (5) business days of it becoming aware of the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination or a right to receive damages or a payment of penalties under any of the Contractor’s Major Subcontracts that Contractor is not then disputing, in good faith, with such subcontractor (a “Default”). MSV shall have the right (but not the obligation) to cure any such Default, including by making any payment due thereunder. The Firm Fixed Price shall be reduced by the amount of the cost to cure such Default paid by MSV pursuant to the preceding sentence. Such reduction in the Firm Fixed Price shall be applied against and used to reduce the next payment due to Contractor under the Payment Plan (which shall be adjusted accordingly). No action on the part of MSV under this Article shall relieve Contractor from any obligations or responsibilities under this Contract or the Major Subcontract.

25.3 No Privity of Contract

Nothing in this Contract shall be construed as creating any contractual relationship between MSV and any subcontractor. Contractor is fully responsible to Customer for the acts or omissions of subcontractors and all persons used by Contractor or a subcontractor in connection with performance of the Work. Any failure by a subcontractor to meet its obligations to Contractor shall not constitute a basis for Force Majeure Event, except as provided in Article 16 (Force Majeure), and shall not relieve Contractor from meeting any of its obligations under this Contract.

ARTICLE 26 - CONTRACTOR INSURANCE REQUIREMENTS

26.1 Insurance Requirements

26.1.1 Coverages

Contractor represents that it has procured and will maintain at all times during its performance of this Contract the following insurance coverages:

A. Ground insurance (“Property Insurance”) against all risks and loss or damage to SBN, and to any and all component parts thereof and all materials of whatever nature used or to be used in completing the Work, in an amount not less than the greater of (i) the replacement value of or (ii) the amounts paid by MSV with respect to, the SBN and component parts thereof and all materials of whatever nature used or to be used in completing the Work. Such insurance shall provide (i) coverage for removal of debris, and insuring the structures, machines, equipment, facilities, fixtures, and other properties constituting part of the Work, (ii) transit coverage, including ocean marine coverage (unless insured by the supplier), (iii) off-site coverage covering any key equipment, and (iv) off-site coverage covering any property or equipment not stored on the construction site. [***REDACTED***]

B. Public liability insurance until Launch of each Satellite covering Contractor and all its subcontractors with respect to their performance under this Contract and their liabilities to third parties. [***REDACTED***]Contractor shall maintain such insurance as to each Satellite until Launch of such Satellite.

C. Worker’s compensation insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of any country, state, or territory exercising jurisdiction over the employee and employer’s liability insurance in an amount not less than [***REDACTED***] per occurrence. Contractor shall maintain such insurance until Acceptance of all Work, including remedial work, has occurred.

D. Comprehensive automobile liability insurance against liability claims for personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned, and hired vehicles used by Contractor in the performance of the Work. Such insurance shall be for an amount not less than [***REDACTED***] per occurrence for combined bodily injury and property damage. Contractor shall maintain such insurance until Acceptance of all Deliverable Items has occurred.

26.1.2 Additional Insured

MSV, MSV Canada and each Financing Entity shall be named as an additional insured under Contractor’s third-party liability coverages, provided that, with respect to each Financing Entity, such Financing Entity has an insurable interest recognized by the applicable insurance underwriters.

26.1.3 Insurers Rating

The insurers selected by Contractor to provide the insurance required by Article 26.1.1(A) shall have a rating at least as high as those insurers providing coverage on Contractor’s programs for its major commercial customers.

26.1.4 Evidence of Insurance

Within ten days after EDC, and whenever requested by MSV, Contractor shall produce evidence that the insurance required by Article 26.1.1 has been effected and is being maintained. Contractor shall, at the written request of MSV, provide MSV with a certificate of insurance evidencing the procurement of all required insurance policies and thirty (30) days written notice prior to any modification that diminishes the insurance coverage required hereunder, cancellation, or non-renewal of such policies. If, after being requested in writing by MSV to do so, Contractor fails to produce evidence of compliance with Contractor’s insurance obligations within fourteen (14) days, MSV may effect and maintain the insurance and pay the premiums. The amount paid shall be a debt due from Contractor to MSV and may be offset against any payments due Contractor by MSV. MSV may, at reasonable times upon reasonable notice, inspect any insurance policy required hereunder at Contractor’s offices.

26.1.5 Claims

Contractor shall, as soon as practicable, inform MSV in writing of any occurrence with respect to the Work that may give rise to a claim under a policy of insurance required by Article 26.1.1(A) or (B) above. Contractor shall ensure that its subcontractors similarly inform MSV of any such occurrences through Contractor.

26.1.6 Waiver of Subrogation

Contractor shall require its insurers to waive all rights of subrogation against MSV and MSV’s Affiliates and their respective associates.

26.1.7 Warranty

Contractor warrants and covenants that the insurance coverages and deductibles to be obtained pursuant to this Article 26 are substantially comparable to those provided to Contractor’s major commercial customers.

26.2 Preparation of Claims

Each Party shall provide to the other Party any information in its possession (or otherwise available to it) that may reasonably be required to prepare, present, and substantiate an insurance claim at the other Party’s written request.

Each Party warrants and covenants that it will not intentionally withhold from the other Party any material information it has or will have concerning anomalies, failures, or non-conformances with or deviations from the requirements of this Contract.

Upon written request of a Party, subject to Article 7, the other Party will respond or permit the first Party to respond to any insurers in relation to all specific and reasonable questions relating to design, test, quality control, launch, and orbital information on the Satellite. In addition, in the event of a Launch and In-Orbit Insurance Policy claim, Contractor shall provide the support described in Article 33.2.

ARTICLE 27 - PERSONNEL AND KEY PERSONNEL

27.1 Personnel Qualifications

Contractor shall ensure that its personnel (including subcontractor personnel) are fully qualified and have in place all the research, development, manufacturing, technological and management skills necessary to perform the Work. If MSV in good faith determines that the continued assignment of any Contractor personnel is not in MSV’s best interest, then MSV shall provide Contractor written notice to that effect requesting that such personnel be replaced. Promptly after receipt of such request, Contractor shall investigate the matters stated in the request and discuss its findings with MSV. If MSV still requests replacement of the personnel, the Contractor shall so replace such personnel with an individual satisfactory to MSVconsistent with the law and Contractor’s policies and procedures.

27.2 Minimizing Turn-Over Rate

[***REDACTED***]

27.3 Key Personnel Positions

Key personnel (“Key Personnel”) shall be the personnel filling the following or equivalent positions:

27.3.1 Contractor Program Director: [***REDACTED***]

27.3.2 Spacecraft Manager: [***REDACTED***]

27.3.3 Ground Segment Program Manager: [***REDACTED***]

27.3.4 System Engineering, Integration and Test Manager: [***REDACTED***]

27.3.5 Chief Engineer: [***REDACTED***]

27.4 Assignment of Key Personnel

27.4.1 Qualifications.

Contractor will assign individuals from within Contractor's organization to the Key Personnel positions to carry out the Work. Key Personnel will be familiar with programs similar to MSV’s program.

27.4.2 Review and Approval

[***REDACTED***].

27.4.3 Commitment to Program

[***REDACTED***]

27.5 Executive Quarterly Management Review Meetings

Contractor shall cause the Vice President of Boeing Satellite Systems, Inc. to attend the Quarterly Management Review meetings described in Exhibit A. MSV shall cause the Chief Operating Officer or higher officer to attend such meetings.

ARTICLE 28 - LIMITATION OF LIABILITY

28.1 Acknowledgment

THE PARTIES TO THIS CONTRACT EXPRESSLY RECOGNIZE THAT COMMERCIAL SPACE VENTURES INVOLVE SUBSTANTIAL RISKS AND RECOGNIZE THE COMMERCIAL NEED TO DEFINE, APPORTION AND LIMIT CONTRACTUALLY ALL OF THE RISKS ASSOCIATED WITH THIS COMMERCIAL SPACE VENTURE. THE PAYMENTS AND OTHER REMEDIES EXPRESSLY SET FORTH IN THIS CONTRACT FULLY REFLECT THE PARTIES’ NEGOTIATIONS, INTENTIONS AND BARGAINED-FOR ALLOCATION OF THE RISKS ASSOCIATED WITH COMMERCIAL SPACE VENTURES.

28.2 Disclaimer

[***REDACTED***]

28.3 No Consequentials

[***REDACTED***].

28.4 Cap on Liability

[***REDACTED***].

28.5 Exceptions

[***REDACTED***].

28.6 Duty to Mitigate

Each Party shall have a duty to mitigate damages for which the other Party is responsible.

ARTICLE 29 - DISCLOSURE AND HANDLING OF PROPRIETARY INFORMATION

29.1 Definition of Proprietary Information

29.1.1 Definition

For the purpose of this Contract, "Proprietary Information" means all confidential and proprietary information in whatever form transmitted, that is disclosed or made available by such Party (hereinafter referred to as the "disclosing party") to the other Party hereto (hereinafter referred to as the "receiving party") including, in the case of Contractor, Proprietary Information of Contractor’s subcontractors, and: (i) is identified as proprietary by means of a written legend thereon, or (ii) if disclosed orally, is identified as proprietary at the time of initial disclosure and then summarized in a written document, with the Proprietary Information specifically identified, that is supplied to the receiving party within thirty (30) days of initial disclosure. In the case of MSV, Proprietary Information also shall include, whether or not designated “Proprietary Information,” (i) correspondence under this Contract and (ii) all information concerning MSV (and/or its Affiliates) regarding its operations, affairs and businesses, its financial affairs, and its relations with its customers, employees and service providers (including business plans, customer lists, customer information, account information and consumer markets).

29.1.2 Exceptions

Proprietary Information shall not include any information disclosed by a Party that (i) is already known to the receiving party at the time of its disclosure, as evidenced by written records of the receiving party, without an obligation of confidentiality at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the receiving party; (iii) is independently developed by the receiving party as evidenced by written records of the receiving party; or (iv) is obtained by the receiving party from any third party without restriction and without breach of any confidentiality obligation by such third party.

29.2 Terms for Handling and Use of Proprietary Information

For a period of ten (10) years after the end of the Stated Satellite Life for the last SBN, the receiving party shall not disclose Proprietary Information that it obtains from the disclosing party to any person or entity except (i) its employees, Affiliates, Related Entities and MSV Canada and, in the case of MSV, its attorneys, advisors, officers, directors, agents and consultants who have a need to know, or (ii) any third party (but only the terms and conditions of this Contract and provided such entity is not a satellite manufacturer) in connection with any financing, insurance, transaction or other business relationship where, in both (i) and (ii) such person or entity has been informed of and has agreed in writing (or, in the case of employees, officers, directors or attorneys are otherwise subject to confidentiality obligations consistent with the obligations set forth herein) to abide by the receiving party’s obligations under this Article 29; and (iii) in the case of Contractor, Contractor’s subcontractors who have a need to know for performance of Work subject to confidentiality obligations consistent with the obligations set forth herein. The receiving party shall use not less than the same degree of care to avoid disclosure of such Proprietary Information as it uses for its own Proprietary Information of like importance; but in no event less than a reasonable degree of care. Proprietary Information shall be used only for the purpose of performing the obligations and exercising its rights under this Contract or as the disclosing party otherwise authorizes in writing.

29.3 Legally Required Disclosures

Notwithstanding the foregoing, in the event that the receiving party becomes legally compelled (including disclosures necessary or in good faith determined to be reasonably necessary under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), to disclose Proprietary Information of the disclosing party, including this Contract or other supporting document(s), the receiving party shall, to the extent practicable under the circumstances, provide the disclosing party with written notice thereof so that the disclosing party may seek a protective order or other appropriate remedy, or to allow the disclosing party to redact such portions of the Proprietary Information as the disclosing party deems appropriate. In any such event, the receiving party will disclose only such information as is legally required, and will cooperate with the disclosing party (at the disclosing party’s expense) to obtain proprietary treatment for any Proprietary Information being disclosed.

29.4 Return of Confidential Information

Subject to MSV’s rights under Article 30, upon the request of the Party having proprietary rights to Proprietary Information, the other Party in possession of such Proprietary Information shall promptly return such Proprietary Information (and any copies, extracts, and summaries thereof) to the requesting Party, or, with the requesting Party's written consent, shall promptly destroy such materials (and any copies, extracts, and summaries thereof), except for one (1) copy which may be retained for legal archive purposes, and shall further provide the requesting Party with written confirmation of same; provided, however, where both Parties have proprietary rights in the same Proprietary Information, a Party shall not be required to return such information to the other Party.

29.5 No License

Except as expressly provided in this Contract, nothing in this Contract shall be construed as granting the receiving party whether by implication, estoppel, or otherwise, any license or any right to use any Proprietary Information received from the disclosing party, or use any patent, trademark, or copyright now or hereafter owned or controlled by the disclosing party.

ARTICLE 30 - INTELLECTUAL PROPERTY RIGHTS

30.1 Ownership of IP and IP Rights

30.1.1 MSV’s Intellectual Property

A. Subject to the licenses granted in Article 30.2.2, all Background and Foreground Intellectual Property made, developed, or created solely by MSV (or by others, other than Contractor or any of its subcontractors, acting on behalf of MSV), and all Intellectual Property Rights therein, shall be the sole and exclusive property of MSV.

[***REDACTED***]

30.1.2 Contractor’s Intellectual Property

A. Subject to the licenses granted in Article 30.2.1, all Background Intellectual Property, developed or created by Contractor (or its subcontractors), and all Intellectual Property Rights therein, shall be the sole and exclusive property of Contractor.

[***REDACTED***]

C. Contractor agrees that the obligations set forth in Article 29.2, subject to the exceptions set forth in Article 29.1.2, shall apply to Contractor with respect to the handling and use of MSV-specific information contained in any Deliverable Data, Contract Exhibits and Attachments thereto, without regard to the time limitation set forth therein.

30.2 License Rights

30.2.1 Grant by Contractor

[***REDACTED***]

30.2.2 Grant by MSV

[***REDACTED***]

30.2.3 Subcontracts

Contractor shall, unless otherwise authorized or directed in writing by MSV, to the extent necessary to fulfill its obligations under this Article 30.2 hereof, use reasonable efforts to include in each Major Subcontract issued hereunder a license rights clause pursuant to which each such subcontractor will grant to MSV (through Contractor) license rights or ownership rights, as applicable, in Intellectual Property incorporated in Deliverable Items hereunder and which Intellectual Property is developed by such subcontractor, and all associated Intellectual Property Rights therein, to the same extent as the license or ownership rights granted by Contractor in this Article 30.2.

30.2.4 Reversion of Licenses [***REDACTED***].

30.3 No Limitation on Deliverable Items

This Article 30 shall not be construed as limiting any right of MSV or Contractor otherwise contained herein or at law with respect to injunctive relief (or any obligation of Contractor to grant MSV the right) with no payment of additional compensation to use, have used, deliver, lease, sell, or otherwise dispose of the Satellite or other Deliverable Item of hardware or any part thereof.

30.4 GBBF Foreground Intellectual Property

[***REDACTED***]

30.5 Access to Work Product

During the term of this Contract, MSV may at any time request, and Contractor shall promptly provide access to any and all Work product created or performed by Contractor or its Major Subcontractors under this Contract including, but not limited to reports, designs, drawings, tests, results, bills of material, data, software and source code (excluding source code that is Contractor Ground Segment Background IP or that is included in the third party commercial off-the-shelf software). MSV shall bear all reasonable expenses associated with Contractor’s collection of work product in response to a request under this Article 30.5.

ARTICLE 31 - PUBLIC RELEASE OF INFORMATION

31.1 Generally

Either Party intending to disclose publicly, whether through the issuance of news releases, articles, brochures, advertisements, prepared speeches or other information releases, information concerning this Contract or the Work shall obtain the prior written approval of the other Party with respect to the content and timing of such issuance.

31.2 Exceptions

The obligations set forth in Article 31.1 shall not apply to the following:

A. information that is publicly available from any governmental agency or that is or otherwise becomes publicly available without breach of this Contract; and

B. internal publications or releases which are clearly marked as not intended for the public at large.

ARTICLE 32 - NOTICES

32.1 Written Notification

Each notice or correspondence required or permitted to be given or made hereunder shall be in writing (except where oral notice is specifically authorized) to the respective addresses, facsimile and telephone numbers and to the attention of the individuals set forth below, and any such notice or correspondence shall be deemed given on the earlier to occur of (i) actual receipt, irrespective of whether sent by post, facsimile transmission or signed letter emailed in Adobe PDF format (followed by mailing of the original copy), overnight courier or other method, and (ii) seven (7) days after mailing by registered or certified mail, return receipt requested, postage prepaid.

In the case of MSV:

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attn: General Counsel

With a copy to:

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attn: Michael Cannice

Director, Contract Administration

Telephone No.: 703-390-2700

Facsimile No.: 703-390-2770

Email: mcannice@msvlp.com

In the case of Contractor:

By U.S. mail:

Boeing Satellite Systems, Inc.

P.O. Box 92919

Los Angeles, CA 90009-2919

By Courier:

Boeing Satellite Systems, Inc.

901 N. Selby Street

El Segundo, CA 90245

In either case:

Attention:	.Dennis R. Beeson, Sr. Contracts Manager,
Mail Stop W-S50-X380
Telephone: (310) 364-5729
Facsimile: (310) 662-8586
Email: dennis.beeson@boeing.com

32.2 Change of Address

Either Party may from time to time change its notice address or the persons to be notified by giving the other Party written notice (as provided above) of such new information and the date upon which such change shall become effective.

ARTICLE 33 - RISK MANAGEMENT SERVICES

33.1 Insurance Procurement

Contractor shall provide customary and normal support to assist MSV in obtaining a Launch and In-Orbit Insurance Policy including (i) providing a comprehensive presentation package on the Satellite, suitable for presentation to the space insurance brokers and underwriters, (ii) supporting MSV with all necessary presentations (oral, written or otherwise), including attendance and participation in such presentations where requested by MSV, (iii) providing on a timely basis all reasonable and appropriate technical information, data and documentation, and (iv) providing documentation and answers to insurer and underwriter inquiries.

33.2 Claims Support

[***REDACTED***].

ARTICLE 34 - ORDER OF PRECEDENCE

In the event of conflict among the terms of the Terms and Conditions of this Contract, the Exhibits and Appendix, the following order of decreasing precedence shall apply:

• Terms and Conditions

• Exhibit I: MSV Space-Based Network Program Payment Plan and Termination Liability Amounts

• Exhibit J: MSV Satellite Orbital Performance Incentive Payment Plan

• Exhibit K: Labor Rates

• Exhibit M: ViaSat Certification Letter

• Exhibit B: Technical Requirements for MSV L-Band Space Based Network

• Exhibit A: L-Band Space Based Network Statement of Work

• Exhibit C: L-Band SBN System Test Plan

• Exhibit D: Satellite Program Test Plan

• Exhibit E: Ground Segment Test Plan

• Exhibit F: Satellite Product Assurance Plan

• Exhibit G: Ground Segment Product Assurance Plan

• Exhibit H: Dynamic Satellite Simulator Specification

• Exhibit L: Spares Equipment List

ARTICLE 35 - GENERAL

35.1 Assignment

35.1.1 General

This Contract may not be assigned, either in whole or in part, by either Party without the express written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

35.1.2 By MSV

Notwithstanding the foregoing, MSV may assign or transfer this Contract or all or a portion of its rights, duties, or obligations hereunder to (i) any Related Entity or Affiliate of MSV provided that in the case of a transfer to a Related Entity or an Affiliate, the Related Entity has sufficient financial resources (independently or by way of guarantee) to fulfill its obligations under this Contract, provided that “sufficient financial resources” shall not be deemed to be greater than those possessed by MSV; (ii) any or all Financing Entities in connection with obtaining financing for the payment of Contractor’s invoices and any and all other fees, charges or expenses payable under this Contract under any Financing Agreement; and (iii) as part of any collateral pool in favor of other senior lenders providing financing to MSV or any of its Affiliates in connection with completion of the Hybrid Network, provided in any case the assignee, transferee, or successor to MSV has expressly assumed all of the assigned obligations of MSV and associated terms and conditions. Any such assignment or transfer shall not violate laws related to export or technology transfer. In the event that MSV desires to assign or transfer this Contract to a Contractor Competitor, the Parties shall cooperate in good faith to establish procedures to reasonably protect Contractor’s Intellectual Property and Confidential Information. Without limiting this Article 351.2, and notwithstanding anything to the contrary in Article 35.1.1 or this Article 35.1.2, MSV may, at any time, assign to MSV Canada, through separate agreement or by including MSV Canada as a party to this Agreement, one of the Satellites and/or SBNs selected by MSV and one of the optional Satellites and all or a portion of its rights, duties obligations and options related thereto; provided MSV LP shall remain secondarily liable.

35.1.3 By Contractor

Notwithstanding the foregoing, Contractor may assign or transfer this Contract or all of its rights, duties, or obligations hereunder to: (i) any Affiliate of Contractor, or (ii) any corporation in connection with the sale, transfer or assignment of all or substantially all of Contractor’s assets or capital stock, whether by way of merger, consolidation, or otherwise, subject to the following conditions: (A) in the case of a transfer to an Affiliate, and, in the reasonable discretion of MSV such Affiliate has the experience, resources, and personnel required to perform the Work in accordance with this Contract; (B) in the case of a transfer or assignment contemplated in clause (ii), immediately after giving effect to such transaction or series of related transactions, Contractor (or in the event Contractor is not the continuing person, the person or entity formed by such consolidation or into which Contractor is merged or to which its properties are transferred substantially as an entirety) (i) has sufficient financial resources to fulfill its obligations under this Contract, and (ii) the assignee or transferee has the experience, resources and personnel required to perform the Work in accordance with this Contract; and (C)

the assignee, transferee, or successor to Contractor has expressly assumed all the obligations of Contractor and all terms and conditions applicable to Contractor under this Contract.

35.1.4 Security Interests

Either Party, upon prior written notice to the other Party, may grant security interests in its rights hereunder to lenders that provide financing for the performance by such Party of its obligations under this Contract or for the subject matter hereof. In the event that either Party is sold to or merged into another entity, its responsibilities under this Contract shall not be altered and the successor organization shall be liable for performance of such Party’s obligations under this Contract.

35.1.5 Void Assignment

Assignment of this Contract in violation of this Article 35 shall be void and of no effect.

35.2 Binding Effect

This Contract shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Assignment of this Contract shall not relieve the assigning Party of any of its obligations nor confer upon the assigning Party any rights except as provided in this Contract.

35.3 Severability

If any provision of this Contract is declared or found to be illegal, unenforceable or void, the Parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Contract is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

35.4 Waiver of Breach of Contract

A waiver of any provision or any breach of a provision of this Contract shall not be binding upon either Party unless the waiver is in writing, signed by a duly authorized representative of the Party to be bound, as applicable, and such waiver shall not affect the rights of the Party not in breach with respect to any other or future breach. No course of conduct by a Party shall constitute a waiver of any provision or any breach of a provision of this Contract unless a written waiver is executed in accordance with the provisions of this Article 35.4.

35.5 Amendments

This Contract, including any and all its Attachments and Exhibits and Appendices, may not be modified except by written instrument signed by an authorized representative of each Party.

35.6 Captions

The captions contained herein are for purposes of convenience only and shall not affect the construction of this Contract.

35.7 Relationships of the Parties

It is expressly understood that Contractor and MSV intend by this Contract to establish the relationship of independent contractors only, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership or any other relationship, other than that of independent contractors, between them or their respective successors in interests. Neither Contractor nor MSV shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, or to act or purport to act as the agent or the legally empowered representative of the other Party, for any purpose whatsoever.

35.8 Standard of Conduct

Both Parties agree that all their actions in carrying out the provisions of this Contract shall be in compliance with applicable laws and regulations and neither Party will pay or accept bribes, kickbacks or other illegal payments, or engage in unlawful conduct.

35.9 Construction

This Contract, including all its Schedules, Attachments, Annexes, Exhibits and the Appendices have been drafted jointly by the Parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against either Party.

35.10 Counterparts

This Contract may be signed in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument.

35.11 Applicable Law

This Contract shall be interpreted, construed and governed, and the rights of the Parties shall be determined, in all respects, according to the laws of the State of New York without reference to its conflicts of laws rules.

35.12 Survival

Termination or expiration of this Contract for any reason shall not release either Party from any liabilities or obligations set forth in this Contract that (i) the Parties have expressly agreed shall survive any such termination or expiration or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

35.13 U.N. Convention on the International Sales of Goods

The U.N. Convention on the International Sales of Goods shall not apply or otherwise have any legal effect with respect to this Contract.

35.14 No Third-Party Beneficiaries

This Contract is entered into solely between, and may be enforced only by, MSV and Contractor and their permitted assigns, and this Contract shall not be deemed to create any rights in third parties or to create any obligations of a Party to any such third parties.

35.15 Lender Requirements

35.15.1 External Financing

The Parties recognize this Contract may be financed through external sources. Contractor shall provide to any Financing Entity any program information that such Financing Entity reasonably requires (subject to confidentiality agreements governing such program information).

35.15.2 Cooperation

Contractor agrees to work cooperatively to negotiate and execute such documents as may be reasonably required to implement such financing to the extent such financing or document does not impose any material obligations not otherwise undertaken hereunder, require Contractor or its Affiliates to violate any contractual obligations or covenants it may have with third parties or adversely affect in any material respect Contractor’s interests under this Contract.

35.16 Alignment of Interests

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35.17 Covenant of Good Faith

Each Party agrees that, in respect to dealings with the other Party under or in connection with this Contract, it shall act in good faith.

35.18 Entire Agreement

This Contract, including all its Attachments and Exhibits, represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and negotiations with respect to the subject matter hereof.

ATTACHMENT A – FORM OF INVOICE

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ANNEX I TO ATTACHMENT A – FORM OF CONTRACTOR CERTIFICATE

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[Date]

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attention: Treasurer

[***REDACTED***]

SCHEDULE I TO ANNEX I TO ATTACHMENT A

List of Exceptions:

Amendments to MSV Satellite Purchase Contract:

Exceptions Affecting Final Acceptance Date:

Exceptions Affecting Contractor’s Performance:

ATTACHMENT B – SAMPLE SATELLITE PRE-SHIPMENT READINESS REVIEW CERTIFICATION

[Insert Name of Satellite]

Satellite Pre-Shipment Readiness Review Certification

[Date]

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attention: ___________

RE: Satellite Pre-Shipment Readiness Review Certification

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